UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of the transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

March 12, 2014

Notice of Annual Meeting of Shareholders

Date:	April 30, 2014

Time:	11:00 a.m.

Place:	TECO Plaza 702 North Franklin Street Tampa, Florida 33602

Purpose:	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for shareholders to consider and vote upon the following matters:

1.	The election of six director nominees named in the accompanying proxy statement.

2.	The ratification of the selection of our independent auditor.

3.	An advisory vote to approve named executive officer compensation.

4.	Approval of the material terms for payment of performance-based annual incentive compensation under the TECO Energy, Inc. Annual Incentive Plan, as required under Section 162(m) of the Internal Revenue Code.

5.	Approval of the performance criteria under the company’s 2010 Equity Incentive Plan, as modified to be consistent with the performance criteria under the TECO Energy, Inc. Annual Incentive Plan, and as required under Section 162(m) of the Internal Revenue Code.

6.	Such other matters, including the shareholder proposal on page 34 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 21, 2014 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either (i) vote by telephone or internet by following the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials or (ii) mark, sign and date the proxy card and return it promptly in the accompanying envelope (if you received these materials by mail). If you received only a Notice of Internet Availability of Proxy Materials, you may also request a paper copy of the proxy card and submit your vote by mail, if you prefer. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 30, 2014:

The proxy statement and annual report to security holders are available on our website at http://AR.tecoenergy.com and at www.proxyvote.com.

As permitted by rules adopted by the Securities and Exchange Commission, we are making our proxy materials available to our shareholders electronically via the internet. On or about March 12, 2014, we mailed certain shareholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received such a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the notice.

Voting and Attendance Information	1
Item 1 – Election of Directors	2
The Board of Directors	2
Information about the Board and its Committees	4
Board Meetings and Attendance	4
Committees of the Board	5
Committee Charters and Other Corporate Governance Documents	6
Board Leadership Structure and Risk Oversight	7
Director Resignation Policy	7
Director Independence	7
Certain Relationships and Related Person Transactions	8
Communications with the Board	9
Compensation of Directors	9
Compensation Committee Report	10
Compensation Discussion and Analysis	11
Executive Summary	11
2013 Summary Compensation Table	21
Grants of Plan-Based Awards for the 2013 Fiscal Year	22
Outstanding Equity Awards at 2013 Fiscal Year-End	23
Option Exercises and Stock Vested in the 2013 Fiscal Year	24
Pension Benefits	24
Post-Termination Benefits	25
Item 2 – Ratification of Appointment of Independent Auditor	27
Fees Paid to the Independent Auditor	27
Audit Committee Pre-Approval Policy	28
Audit Committee Report	28
Item 3 – Advisory Approval of the Company’s Executive Compensation	29
Item 4 – Approval of the material terms for payment of performance-based annual incentive compensation under the TECO Energy, Inc. Annual Incentive Plan, as required under Section 162(m) of the Internal Revenue Code	30
Item 5 – Approval of the performance criteria under the company’s 2010 Equity Incentive Plan, as modified to be consistent with the performance criteria under the TECO Energy, Inc. Annual Incentive Plan, and as required under Section 162(m) of the Internal Revenue Code	32
Item 6 – Shareholder Proposal	34
Share Ownership	36
Section 16(a) Beneficial Ownership Reporting Compliance	37
Other Information	37
Shareholder Proposals and Nominations for the 2015 Annual Shareholders’ Meeting	37
Solicitation of Proxies	37
Householding of Annual Meeting Materials	37
Other Matters	38
Appendix A – Dow Jones Electricity and Multiutility Groups	39
Appendix B – Annual Incentive Plan	40
Appendix C – Summary of Material Terms of 2010 Equity Incentive Plan, as amended (“EIP”)	45
Appendix D – 2010 Equity Incentive Plan, as Amended by Amendment No. 1	47
Documentation Required for Admission to the Meeting and Driving Directions	52

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

2014 Annual Meeting of Shareholders

We are soliciting proxies on behalf of our Board of Directors to be voted at the April 30, 2014 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the accompanying proxy are being distributed to shareholders beginning on or about March 12, 2014.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company,” and “TECO Energy” refer to TECO Energy, Inc.

Voting and Attendance Information

How to vote: You may vote by proxy by internet, telephone or mail, or you may attend the meeting and vote in person. Please see your proxy card or Notice of Internet Availability for more detailed voting instructions, or refer to the information your bank, broker or other nominee provided to you. If you vote by proxy before the meeting, you may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person. Please see “Attending the Meeting in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

Who can vote: Only shareholders of record of TECO Energy common stock at the close of business on February 21, 2014 are entitled to vote at the meeting. As of that date, we had outstanding 218,075,617 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. If your shares are held through a bank, broker or other nominee, see “Voting by street name holders” below regarding directing your record holder on how to vote your shares.

Quorum: The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes (defined below) will be considered as shares present for purposes of determining the presence of a quorum.

Voting by street name holders: If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder at least ten days before the meeting, the record holder will be entitled to vote your shares in its discretion on Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on any other proposal, and your shares will be counted as “broker non-votes” on Proposals 1, 3, 4 and 5 and on the shareholder proposal.

How your votes are counted and the votes required for approval: Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted as recommended by our Board of Directors. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares voted on each matter will be required to elect each director, to ratify the selection of our independent auditor, to approve on an advisory basis the compensation of our named executive officers, to approve the Annual Incentive Plan, to re-approve the performance goals under the 2010 Equity Incentive Plan and to approve the shareholder proposal. Abstentions and broker non-votes will not be considered as votes cast with respect to the applicable matter and, therefore, will have no effect on the voting results.

Attending the meeting in person: Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided additional information regarding required documentation necessary for admission to the meeting and directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. Cameras will not be allowed in the meeting. For safety and security reasons, bags, briefcases and other items will be subject to security check.

Item 1 – Election of Directors

Our organizational documents provide for the Board of Directors to be elected to one year terms. Messrs. Ferman, Ramil, Rankin, Rockford and Whiting and Ms. Follit have been nominated for reelection with a term expiring at the 2015 Annual Shareholders’ Meeting. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate. The three directors who are not nominees this year were elected prior to the 2013 Annual Shareholders’ Meeting, when our Board was classified and directors were generally elected to three-year terms. These three directors are currently serving a term that expires at the 2015 Annual Shareholders’ meeting.

The Board of Directors recommends a vote FOR each of these nominees to hold office for a term expiring at the 2015 Annual Shareholders’ Meeting and until their successors are elected and qualified.

The Board of Directors

Below is information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 35. Nominees for election as directors at this meeting are marked with an asterisk (*).

Each of our directors brings expertise and skills to our Board which led to the conclusion that the person should serve as a director, given the mix of experience and other relevant qualifications represented on the Board as a whole. This information, in addition to the director’s principal occupation and directorships held during the past five years, is described for each director below.

* James L. Ferman, Jr., age 70, has been the President of Ferman Motor Car Company, Inc., an automobile dealership business headquartered in Tampa, Florida, since prior to 2009. Mr. Ferman is also a director of Florida Investment Advisors, Inc., The Bank of Tampa, and its holding company, The Tampa Bay Banking Company, and serves on the Board of Trustees of Emory University and the University of Tampa. Mr. Ferman has been a director since 1985, and his present term expires in 2014.

Key Attributes, Experience and Skills: As a result of Mr. Ferman’s position as President of Ferman Motor Car Company, one of the largest vehicle dealership groups in the United States, Mr. Ferman brings significant business management and leadership experience to the Board. Also, his position at such a prominent Tampa-area business and his trustee position at the University of Tampa, as well as former chairman positions he has held at several local charitable and business organizations, such as at the Greater Tampa Chamber of Commerce, brings significant community involvement and recognition to the Board. These positions, and his former Chairmanship of the Governance Committee of the Board of Trustees of Emory University, also provide additional leadership experience to the Board and additional insight to our Governance and Nominating Committee. Through his long tenure on our Board, he has gained significant industry knowledge and a long-term perspective on our businesses. His other directorships also provide experience in finance and risk management.

* Evelyn V. Follit, age 67, has been the President of Follit Associates, a corporate technology and executive assessment consulting firm based in Tarpon Springs, Florida, since she founded the firm in 2007. From 1997 to 2005, she was an executive of RadioShack Corporation, a consumer electronics retail company, where she held the positions of Senior Vice President, Chief Information Officer, and Chief Organizational Enabling Services Officer. Ms. Follit is also a director of Beall’s Inc., and was previously a director of Winn-Dixie Stores, Inc. Ms. Follit has been a director since 2012, and her present term expires in 2014.

Key Attributes, Experience and Skills: As a result of Ms. Follit’s over 20 years’ experience in leadership positions with major corporations, Ms. Follit brings significant business management and leadership experience to the Board, and in particular brings executive-level expertise to the Board in the areas of information technology, human resources and operations management. Her current consulting practice also allows her to provide the Board with her insight into the other industries her firm serves and current business trends. These positions, and her positions on the Audit and Compensation Committees of the Board of Beall’s Inc., also provide additional leadership experience and insight to the Board and its committees. Her current and former directorships also provide experience in finance and knowledge of local markets.

Sherrill W. Hudson, age 71, has been the company’s non-executive Chairman of the Board since January 2013, and prior to that was its Executive Chairman of the Board from August 2010. Mr. Hudson was the company’s Chief Executive Officer from 2004 until August 2010. He was formerly the Managing Partner for the South Florida offices of the public accounting firm, Deloitte & Touche LLP, in Miami, Florida. Mr. Hudson is also a director of Lennar Corporation, Publix Super Markets, Inc. and United Insurance Holdings Corp. Mr. Hudson has been a director since 2003, and his present term expires in 2015.

Key Attributes, Experience and Skills: Mr. Hudson brings significant leadership and business, finance and accounting experience and expertise gained through both his positions at TECO Energy and through his 37-year tenure at Deloitte & Touche, which included 19 years as the Managing Partner for the South Florida offices. His former position as our CEO also provides valuable industry knowledge and risk management experience, which he also obtained through his oversight and advising of clients in the utility and other industries while at Deloitte & Touche. Also through his work at Deloitte & Touche, he has experience working with and exposure to many Board and management structures, and insight into the issues facing businesses, from financial and accounting, as well as operational, perspectives. His community service in both the Tampa and Miami areas, through membership on the boards of several charitable and business organizations and committees, brings additional community involvement and recognition and leadership experience to the Board. Through his other board memberships, he is familiar with several other significant Florida companies, their governance and management structures, and the local business environment.

Joseph P. Lacher, age 68, is the former President of Florida operations for BellSouth Telecommunications, Inc., a telecommunications services company in Miami, Florida, serving in such role from 1991 until his retirement in 2005. He is also a director of Perry Ellis International, Inc. Mr. Lacher has been a director since 2006, and his present term expires in 2015.

Key Attributes, Experience and Skills: Mr. Lacher’s tenure as former President of Florida operations for BellSouth Telecommunications, Inc. provides significant leadership and management experience. This experience is especially relevant for our Board as it involved a business regulated by the same entity that regulates our electric and gas businesses, and therefore, he is familiar with the unique issues presented in this area. In addition, through this work, he has experience in dealing with deregulation issues. He is also the lead director and Chair of the Audit and Governance Committees at Perry Ellis International, Inc., and Chairman of the Board of Goodwill Industries of South Florida, which provide additional insight for our Audit, Finance and Governance and Nominating Committees, as well as additional board leadership experience.

Loretta A. Penn, age 64, has served as the president of PECC, LLC, an executive coaching and consulting company based in Fairfax Station, Virginia, since she founded the company in 2013. She is the former President of Spherion Staffing Services, a division of SFN Group, Inc. (formerly known as Spherion Corporation), a staffing and professional services company, in McLean, Virginia, where she served in such role from December 2008 to December 2011. Ms. Penn also served as the Senior Vice President of SFN Group from November 2007 to December 2011. In addition to other executive-level experience in the recruiting and staffing industry, Ms. Penn was previously associated with the IBM Corporation for ten years in regional executive management, sales and marketing. Ms. Penn has been a director since 2005, and her present term expires in 2015.

Key Attributes, Experience and Skills: Ms. Penn’s increasing levels of responsibility and seniority at Spherion, including her most recent position as the President of its largest division, provided valuable business, leadership and management experience. Her role at Spherion brought her into contact with executives in a diverse array of industries and areas of the country, and her insight into these other industries and current business trends is valuable to the Board. Her many years of experience in the recruiting and staffing industry provide expertise in human resources issues, which are important issues to our businesses and to our Compensation Committee. Through her decade-long tenure at IBM Corporation, she also has experience in the technology industry, which is also an important area for our current operations and plans for the future.

* John B. Ramil, age 58, has been TECO Energy’s President and Chief Executive Officer since August 2010. During his over 35-year career with the company, he has held several leadership positions, including as President and Chief Operating Officer of TECO Energy from 2004 until August 2010, President of Tampa Electric Company, Executive Vice President of TECO Energy, Chief Financial Officer for TECO Energy, and earlier as Vice President-Energy Services & Planning for Tampa Electric. He has also held a variety of positions in engineering, operations, marketing, customer service and environmental, and has also served as president of various other TECO Energy subsidiaries. Mr. Ramil is also a director of Blue Cross Blue Shield of Florida, Inc., where he serves as the Chairman of its Audit and Compliance Committee. Mr. Ramil has been a director since 2008, and his present term expires in 2014.

Key Attributes, Experience and Skills: Mr. Ramil’s long tenure with the company, in a variety of positions, brings extensive knowledge of our businesses, our industry, and significant business, operating and leadership experience to the Board. His experience as TECO Energy’s Chief Financial Officer also provides additional financial expertise, and several of his positions, including his current role as Chief Executive Officer, bring risk management experience to the Board. In addition, through his work with non-profit and business groups, including his positions as Chairman of the Board of the University of South Florida and a board member of the Edison Electric Institute, Mr. Ramil provides community and industry involvement and recognition for the company, as well as expertise in leadership development and governance issues.

* Tom L. Rankin, age 73, has been an investor based in Tampa, Florida, since prior to 2009. Mr. Rankin is the former Chairman of the Board and Chief Executive Officer of Lykes Energy, Inc. and Lykes Bros. Inc. Mr. Rankin was previously a director of Media General, Inc. Mr. Rankin has been a director since 1997, and his present term expires in 2014.

Key Attributes, Experience and Skills: Mr. Rankin brings significant industry experience to the Board through his leadership positions at Lykes Energy, Inc., the former holding company for Peoples Gas System. In addition to his knowledge of the gas utility industry, he has gained valuable experience in the electric utility industry and our other businesses through his tenure on our Board. His leadership role at Lykes Bros. Inc. provides experience in managing the operations of several other types of businesses, as well. His position at Lykes, as well as his investing experience, also provides important insight into finance matters. He was also on the Audit and Governance Committees of Media General, Inc., which provides additional insight and experience for the issues faced by our Board and its committees.

* William D. Rockford, age 68, is the former President, Chief Financial Officer and Chief Operating Officer of Primary Energy Ventures LLC, a power generation company located in Oak Brook, Illinois, serving in such role until his retirement in 2006. He is also a former Managing Director of the financial services company, Chase Securities Inc., in New York, New York, where his responsibilities included the Global Power, Project Finance and Environmental Group. Mr. Rockford has been a director since 2000, and his present term expires in 2014.

Key Attributes, Experience and Skills: Mr. Rockford provides valuable leadership, management and energy industry experience, obtained through his positions at Primary Energy Ventures. Through his nearly 30-year career at Chase, Mr. Rockford has experience in providing capital markets, corporate finance, project finance and merger and acquisition advice to the regulated utility industry and independent power industry, which adds valuable expertise in these areas to both the Board and to the Finance Committee. Mr. Rockford also has experience in commercial banking, which provides additional finance and risk management expertise to the Board and its committees.

* Paul L. Whiting, age 70, has been the President of Seabreeze Holdings, Inc., a private investments company located in Tampa, Florida, since prior to 2009. Previously, Mr. Whiting held various positions within Spalding & Evenflo Companies, Inc., including Chairman, Chief Executive Officer and Chief Financial Officer. He is also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisors, Inc., The Bank of Tampa and its holding company, The Tampa Bay Banking Company. Mr. Whiting has been a director since 2004, and his present term expires in 2014.

Key Attributes, Experience and Skills: As a result of his experience at the Spalding & Evenflo Companies, Mr. Whiting provides leadership, financial and business experience and expertise. His other board and committee memberships, including as Chairman of the Board and member of the Audit Committee at Sykes Enterprises, provide additional leadership experience, as well as exposure to other governance structures, and additional financial and risk management experience. His notable community service, including as founder, Trustee and former Board President of the Academy Prep Center of Tampa, Inc., a full scholarship, private college preparatory middle school for low-income children, and Director of Florida West Coast Public Broadcasting, Inc. (WEDU), is important to a business such as ours which values involvement in the communities we serve.

Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held seven meetings in 2013. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2013, all of the directors attended that meeting. In 2013, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions is elected by the independent directors.

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Board has determined that each member of the Audit, Compensation and Governance and Nominating Committees is independent under the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee

James L. Ferman, Jr.	—	X	—	Chair

Evelyn V. Follit	X	—	—	X

Sherrill W. Hudson	—	—	X	—

Joseph P. Lacher	Chair	—	X	X

Loretta A. Penn	—	X	—	X

John B. Ramil	—	—	X	—

Tom L. Rankin	X	—	Chair	—

William D. Rockford	—	X	X	—

Paul L. Whiting	X	Chair	—	—

The Audit Committee met five times in 2013. Its members are Ms. Follit and Messrs. Lacher (Chair), Rankin and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent under the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 28.

The Compensation Committee, met three times in 2013. Its members are Ms. Penn and Messrs. Ferman, Rockford and Whiting (Chair), all of whom the Board has determined are independent directors under the listing standards of the New York Stock Exchange. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;
•	evaluate the CEO’s performance in light of those goals and objectives;
•	determine and approve the CEO’s compensation level based on this evaluation;
•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;
•	review and discuss the Compensation Discussion and Analysis in the company’s proxy statement with management;
•	administer and make awards to officers and key employees under the company’s equity incentive plan; and
•	make recommendations on any proposed executive employment, severance or change-in-control agreements.

The Compensation Committee carries out these responsibilities by (a) evaluating the executive officers’ performance annually, (b) reviewing peer group compensation as compared to the compensation of the company’s executive officers and tally sheet information showing the total compensation for each executive officer, (c) reviewing and discussing information regarding the company’s business plans and (d) then recommending (or approving, in the case of the CEO) salaries and annual incentive goals and target incentive awards based on the Committee’s review and evaluation of this information. The Committee also reviews the company’s performance and the level of achievement of the annual incentive goals, and it recommends (or approves, in the case of the CEO) the level of payment for the annual incentive awards based on this review of company and individual performance. The Committee also reviews information with respect to equity incentive awards, such as market data, and makes such awards (or recommends such awards, with respect to non-employee directors). The Committee also meets to consider other compensation-related issues, such as the design of the equity incentive plan and awards made under that plan, the director compensation program and external developments related to executive compensation, such as new or pending laws or regulations. Decisions made with respect to executive compensation for 2013 are discussed in detail under “Compensation Discussion and Analysis” beginning on page 11.

Management (primarily the CEO and Chief Human Resources Officer) provides the Compensation Committee with information and its ideas and input regarding compensation decisions, discusses this information and the recommendations of the Committee’s compensation consultant in detail with the Committee, and answers questions. To carry out this role, with the Committee Chairman’s consent, management may interface directly with the Committee’s executive compensation consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. Information regarding the Committee’s consultant and the Committee’s authority to engage advisors is described under “Role of the Compensation Consultant” in the Compensation, Discussion & Analysis section of this proxy statement.

The Committee’s charter allows the Committee to form and delegate authority to subcommittees, and the equity incentive plan allows the Committee to delegate to one or more executive officers of the company the power to make equity incentive awards to employees (other than executive officers). The Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term and time-vested restricted stock to vest following the termination of employment by certain employees. Management provides a report to the Committee when it exercises this delegated authority.

The Finance Committee met twice in 2013. Its members are Messrs. Hudson, Lacher, Ramil, Rankin (Chair) and Rockford. The Finance Committee assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments. The Committee’s charter also grants it authority to review and make recommendations to the Board with respect to strategic financial policies of the company, including those relating to debt ratings, debt/equity ratios, dividends, debt and equity limits, securities issuances or repurchases, policies relating to the use of derivatives, and proposed acquisitions, divestitures or investments by the company or its subsidiaries that require Board approval. The Committee has authority pursuant to its charter to approve certain transactions on behalf of the Board.

The Governance and Nominating Committee met twice in 2013. Its members are Mss. Follit and Penn and Messrs. Ferman (Chair) and Lacher, all of whom the Board has determined are independent directors under the listing standards of the New York Stock Exchange. The Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. The Committee has the responsibilities set forth in its charter with respect to:

•	identifying individuals qualified to become members of the Board;
•	recommending to the Board when new members should be added to the Board;
•	recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders;
•	reviewing and making recommendations with respect to Board and Committee leadership and structure;
•	periodically developing and recommending to the Board updates to the Corporate Governance Guidelines;
•	overseeing the annual evaluation of the Board and its committees;
•	assisting the Board in planning for succession to the position of Chief Executive Officer, as well as other senior management positions;
•	recommending to the Board the policy for Board compensation;
•	reviewing environmental issues and other significant corporate responsibility issues for the Board; and
•

generally advising the Board on governance matters and practices, including with respect to the structure and conduct of board meetings, and shareholder proposals and amendments to organizational documents that relate to governance or corporate responsibility issues.

The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Committee considers racial, ethnic, gender and geographic diversity, as well as diversity of experience, expertise and skills, as relevant characteristics when reviewing and recommending director nominees. As part of the Board’s annual evaluation process, members are asked to assess whether outside directors represent a sufficiently wide range of talents, expertise, and occupational and personal backgrounds. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of candidates, as well as the overall composition of the Board (including its diversity, as described above), and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board are given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, and the Code of Ethics and Business Conduct applicable to all directors, officers and employees are available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our Corporate Sustainability Report is also available on the Investor Relations page of our website.

Board Leadership Structure and Risk Oversight

TECO Energy currently operates under a leadership structure in which the positions of Chief Executive Officer and Chairman of the Board have been separated, such that each position is held by a different person. Mr. Hudson serves as our non-executive Chairman of the Board, and Mr. Ramil is our President and Chief Executive Officer. In addition to Messrs. Hudson and Ramil, our Board has seven other directors, all of whom the Board has determined are independent directors under the listing standards of the New York Stock Exchange. The independent directors elect a presiding director who is responsible for establishing the agenda for, and scheduling of, executive sessions, and approving meeting agendas and information sent to the Board for regularly scheduled meetings. The presiding director is also available to discuss concerns of any Board member or senior executive and to supplement the direct lines of communication between the Chairman and the independent directors by serving as a liaison, as necessary. Our current presiding director is Mr. Whiting, who will serve in this capacity until our 2014 Annual Meeting of Shareholders; Mr. Rankin has been elected to serve as presiding director at that time.

As discussed above, we have four standing Board committees, three of which are composed entirely of independent directors, and all of which are chaired by an independent director. All Board members, through the presiding director and committee chairs, have input into the meeting agendas and the other important responsibilities discussed above. While we believe this structure is currently the most effective for our company, the Board has no mandatory policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.

The Board of Directors, both as a whole and through its committees, is responsible for the oversight of the company’s risk management processes. At least annually, the Board reviews and discusses with management information regarding the company’s enterprise-wide risk assessment process. This review includes information on how the assessment was conducted, the most significant strategic, operational, financial, and compliance risks that were identified through the assessment, the potential exposures of those risks, and how they are being mitigated. The Board’s oversight of risk management is supplemented by the work of its Committees, which oversee risk management in each of their areas of responsibility. The Audit Committee assists the Board in overseeing the company’s policies and procedures for risk assessment and risk management by reviewing and discussing with management annually the company’s enterprise-wide risk assessment and risk management policies, focusing on the company’s major financial, accounting, and compliance risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also reviews quarterly reports regarding compliance and legal matters and receives reports periodically on specific risk areas identified through the risk assessment. The Finance Committee considers risks with respect to the company’s capital structure generally and risks involved with specific financing activities or projects, the Compensation Committee reviews our executive compensation program to ensure it does not encourage excessive risk taking, and the Governance and Nominating Committee assists the Board with overseeing risks related to succession planning, environmental and other significant corporate responsibility issues and other corporate governance-related matters. The chair of each committee reports to the Board regarding its respective risk management oversight activities.

We believe that our Board leadership structure is effective for the company and provides for appropriate oversight of the company’s risk management by providing balanced leadership through the separated Chairman and CEO positions, and by having strong independent leaders on the Board who are fully engaged and provide significant input in Board deliberations and decisions.

Director Resignation Policy

Under our bylaws, a majority vote of shareholders is required to elect each of the nominees named above, meaning the number of votes cast in favor of the nominee must exceed the number of votes cast against that nominee’s election. Under the director resignation policy adopted by the Board as part of our Corporate Governance Guidelines, the Board may only nominate for election or reelection as director a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure of such candidate to receive the required vote at the next annual meeting at which he or she is up for reelection, and (ii) Board acceptance of such resignation. In the event a director fails to receive the required vote, our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In the event of a contested director election (where there are more director nominees than positions to be filled on the Board), our bylaws provide that directors are to be elected by a plurality of the votes cast, instead of a majority.

Director Independence

The Board has determined that all of the directors except Messrs. Hudson and Ramil (and DuBose Ausley, who was a director until his retirement from the Board as of 2013 Annual Shareholders’ Meeting) meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no material relationship with us that would impair their independent judgment are considered independent directors. After performing such a review, the Board determined that (i) Mss. Penn and Follit and Mr. Rockford have no relationships with us and (ii) the only relationships between the company and Messrs. Ferman, Lacher, Rankin and Whiting were charitable contributions by us in amounts below $100,000 to organizations of which these directors are trustees. Since this type of relationship with us is not considered a material relationship under the categorical standards contained in our Corporate Governance Guidelines (described below), they were not considered by the Board as relationships that would affect their independence.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

3.	If a director is an executive officer, director or trustee of a charitable organization and our discretionary annual charitable contributions to the organization do not exceed the greater of $1 million or 1% of that organization’s total annual charitable receipts.

Category 3 above recognizes the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a Board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of our independent or internal auditor, or is a current employee who personally works on our audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not and, therefore, whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. The policy contains procedures that require the Audit Committee receive the following information regarding the transaction and consider the following factors before deciding whether to approve a proposed transaction:

•	information regarding the parties involved in the transaction and their relationship to the company,
•	a complete description of the material terms of the transaction, including economic and non-economic features,
•	the direct and indirect interests present in the proposed transaction,
•	the relationships present in the proposed transaction, and
•	the conflicts or potential conflicts present in the proposed transaction.

After receiving such information and considering the above factors, the policy calls for the Audit Committee to determine, in its judgment, whether the transaction is fair and reasonable to the company, and whether or not such transaction should be approved on such basis.

In the event the company enters into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,692,278 for 2013 to Ausley & McMullen, P.A., of which DuBose Ausley (who was one of our directors until his retirement from the Board as of the 2013 Annual Shareholders’ Meeting), was an employee. This firm, which has unique expertise in Florida regulatory and legislative matters related to the utility industry, had already been providing legal services to the company when Mr. Ausley became a director. The terms of these services were comparable to what could have been obtained from an unrelated third party, and the services were approved by the Audit Committee pursuant to the policy described above. Mr. Ausley did not perform any legal services for the company and did not receive any compensation related to these services.

Communications with the Board

Shareholders and other interested parties may communicate with the Board or individual directors by following the procedures described in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

Compensation of Directors

In 2013, non-management directors were paid the following compensation:

•	an annual cash retainer of $50,000;
•	attendance fees of $750 for each TECO Energy Board meeting;
•	attendance fees of $750 for each Tampa Electric Company Board meeting;
•	attendance fees of $1,500 for each meeting of a committee of the Board on which they serve;
•	additional annual retainers of (i) $150,000 for the non-executive Chairman of the Board; (ii) $10,000 for the Chair of the Audit Committee, and (iii) $7,500 for each other Committee Chair; and
•	an annual grant of 3,000 shares of restricted stock vesting on the anniversary date of the grant, which is prorated for directors who join after the annual grant date.

Beginning in 2014, the compensation program for non-management directors was changed to eliminate meeting attendance fees for up to five board and committee meetings attended (with the same meeting attendance fees described above for meetings attended over that number) and to increase the annual cash retainer to $65,000. The annual grant of restricted stock will be made in the number of shares having a value of $80,000 (based on the closing price of our stock on the day prior to the date of grant), and will continue to vest on the anniversary date of the grant. The additional annual retainer for the non-executive chairman of the board and committee chairs are remaining the same.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock. We pay for or reimburse directors for their meeting-related expenses and expenses associated with their duties as our directors, such as attending educational conferences.

Non-management directors have a stock ownership guideline of common stock equal in value to five times their annual retainer, which requires that they retain a minimum of 50% of the shares acquired upon vesting of restricted stock awards or exercise of stock options until this level of ownership is met. The Compensation Committee reviewed share ownership as of December 31, 2013 and determined that all non-management directors were in compliance with the guideline. Directors are included in the company’s policy that prohibits engaging in hedging and pledging transactions with respect to our stock.

Non-management directors are eligible to participate in the Director Matching Contributions Program, pursuant to which contributions by non-management directors to eligible non-profit organizations are matched dollar-for-dollar by the company, in an amount not to exceed $10,000 per calendar year for each such director. Matching contributions made under this program are reported in the “All Other Compensation” column of the Director Compensation table below.

The purpose of our director compensation program is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success, and recognize the significant commitment required of our directors. The director compensation program is based on the Compensation Committee’s recommendations to the Board after reviewing information provided by its compensation consultant that compares the total compensation provided to our directors to total director compensation provided by the same peer group of companies used for executive compensation analysis, listed on page 14.

The following table gives information regarding the compensation we provided to the non-management directors in 2013

Director Compensation for the 2013 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]		Stock Awards ($) [2]	Option Awards ($) [3]	All Other Compensation ($) [4]	Total ($)
Sherrill W. Hudson (Chairman)	212,000		57,390	0	10,000	279,390
DuBose Ausley [5]	23,417		0	0	10,000	33,417
James L. Ferman, Jr.	73,250		57,390	0	10,000	140,640
Evelyn V. Follit	69,500		57,390	0	1,000	127,890
Joseph P. Lacher	80,250	[6]	57,390	0	0	137,640
Loretta A. Penn	66,500		57,390	0	0	123,890
Tom L. Rankin	77,000		57,390	0	10,000	144,390
William D. Rockford	66,500		57,390	0	5,000	128,890
Paul L. Whiting	78,500	[7]	57,390	0	10,000	145,890

(1)	Includes amounts that may be deferred or paid in stock, at the election of the director.
(2)	This column includes the aggregate grant date fair value for the stock awards made to the directors in 2013, computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions made in valuations of stock awards. On May 1, 2013, each director who was continuing service after that date received 3,000 shares of restricted stock, which vest on May 1, 2014. As of December 31, 2013, each director had 3,000 shares of restricted stock outstanding, except Mr. Hudson who had 61,670 shares of restricted stock outstanding. Holders of time-vested restricted stock receive the same dividends as holders of other shares of our common stock.
(3)	As of December 31, 2013, Messrs. Ferman and Rankin each had option awards outstanding as to 5,000 shares, Ms. Penn had option awards outstanding as to 10,000 shares, Mr. Hudson had option awards outstanding as to 398,250 shares, and the remaining directors had no option awards outstanding. Stock options have not been issued to non-management directors since 2005.
(4)	All amounts under All Other Compensation are for matching contributions made under the Director Matching Contributions Program described above.
(5)	Mr. Ausley was a director until his retirement from the Board in May 2013.
(6)	Includes $40,125 paid in the form of shares of common stock at Mr. Lacher’s election (2,332 shares).
(7)	Includes $22,625 paid in the form of shares of common stock at Mr. Whiting’s election (1,270 shares).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on this review and discussion, has recommended to the Board that it be included in this proxy statement.

By the Compensation Committee:

Paul L. Whiting (Chairman)

Loretta A. Penn

James L. Ferman, Jr.

William D. Rockford

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (or “CD&A”) explains how we use different elements of compensation to achieve the goals of our executive compensation program and how we determine the amounts of each component to pay. Our executive compensation program remained generally unchanged from last year and is designed to tie a significant portion of executive pay directly to company performance. We believe that this important link between the interests of our executives and the short-, medium-, and long-term interests of our shareholders helps to build sustainable value for shareholders.

The term “named executive officers” as used throughout this CD&A refers to the following executive officers named in the Summary Compensation Table on page 21:

•	John B. Ramil, President and Chief Executive Officer
•	Gordon L. Gillette, President, Tampa Electric Company
•	Sandra W. Callahan, Senior Vice President – Finance and Accounting and Chief Financial Officer
•	Charles A. Attal III, Senior Vice President – General Counsel and Chief Legal Officer
•	Phil L. Barringer, Senior Vice President – Corporate Services and Chief Human Resources Officer

The Compensation Committee of the Board (the “Committee”) makes decisions with respect to CEO compensation and equity-based incentives, after consultation with the Board. The Board makes all decisions with respect to the compensation of our other named executive officers after considering the recommendations of the Compensation Committee. Therefore, in all cases where we refer to the Committee’s actions (except with respect to CEO compensation or equity-based incentives), such actions are carried out through Board approval, upon the recommendation of the Committee.

Executive Summary

Say on Pay Results

At the 2013 annual meeting of stockholders, shareholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013 annual meeting, and our shareholders overwhelmingly approved the proposal, with 94% of the votes cast in favor. The Committee reviewed the vote results, and made minor modifications to the program, such as adopting a policy prohibiting pledging and seeking shareholder approval of agenda items 4 and 5 to be able to maximize tax deductions for the company for such compensation, as described on pages 30-34. Overall, the Compensation Committee viewed the overwhelming number of votes cast in favor of the executive compensation program as an indication that our shareholders support the Compensation Committee’s decisions and the existing executive compensation program.

Pay for Performance

Our executive compensation program ties a significant portion of executive pay directly to company performance in order to link the interests of our executives to the long-term interests of our shareholders.

➢

Over 80% of our CEO’s compensation and, on average, approximately two-thirds of the other named executive officers’ compensation, is at risk and variable depending on corporate and individual performance

➢	70% of long-term incentive awards are tied to relative total shareholder return
➢	80% of annual incentive plan awards are based on the achievement of challenging corporate financial goals
➢	No annual incentive awards are paid unless a threshold level of income is achieved

We set well-defined, challenging goals for the annual incentive program and performance-based long-term incentives.

➢	Annual incentive goals are tied to business plans in order to provide incentives to management to create value consistent with the company’s business strategy
➢	Long-term incentive goals are tied to total shareholder return relative to other companies in the industry to link executives’ interests with the long-term interests of shareholders

We continually evaluate and update the executive compensation program to ensure that it meets the objectives outlined above.

Impact of 2013 Company Performance on Realized Pay

Linking pay with performance means that there is the opportunity to receive more compensation in years with above-target company and individual performance, and vice versa. In 2013, management produced strong results despite the continued worsening of market conditions impacting the coal company, and executed significant transactions and other actions that better position the company for the future. In particular, management negotiated and executed an agreement, and is leading the efforts to obtain regulatory approval, to acquire New Mexico Gas Intermediate, Inc., the parent company of New Mexico Gas Company, which serves approximately 509,000 customers throughout New Mexico. Management also obtained approval of Tampa Electric’s negotiated base rate settlement which allowed increased rates beginning in November 2013 and provides a strong foundation for the company’s utility earnings over the next four years. Based on such results, 2013 annual incentive awards were paid to the named executive officers at slightly above target levels (see pages 16-17 for more information regarding the financial results and annual incentive payout amounts for 2013). Please see our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information regarding the company’s 2013 financial results.

Impact of Relative Stock Performance on Realized Pay

Despite our strong operational and financial performance, it appears that our stock price continues to be impacted by our coal business, which is a factor that does not impact most of our utility industry peers. The continued weakening of the coal markets negatively impacted our coal production subsidiary, which over the years had grown to be a significant source of income for the company.

As illustrated by the graph below, in 2013 the company’s stock significantly outperformed the coal index but underperformed the utility index.

The company has taken actions at its coal subsidiary to respond to the weak coal market conditions, such as reducing production levels and personnel. Additionally, the pending acquisition of New Mexico Gas Intermediate, Inc. would move our business mix more toward regulated earnings, and potentially mitigate the impact of the coal business on our stock price. We understand that our shareholders are negatively impacted when our stock price underperforms the utility industry, and our compensation program is designed to align the interests of our executives with those of our shareholders. Seventy percent of the long-term incentive awards granted to named executive officers, which make up a significant portion of our executives’ total compensation opportunity, is performance-based restricted stock that is dependent on our total shareholder return compared to companies in the utility industry. Our relative total shareholder return for the three-year period ended March 31, 2013 was in the bottom quartile of the companies in the Dow Jones Electricity and Multiutility Groups (described on page 39) resulting in the forfeiture of all of the performance shares that were due for vesting in 2013. Based on our total shareholder return compared to peer companies as of December 31, 2013, if there is not improvement in our performance relative to the peer group prior to the scheduled to vesting dates of the performance shares in 2014, 2015 and 2016, those shares would also be forfeited, resulting in realizable compensation for those grants of $0 as of that date.

Other Notable Policies and Practices

➢

We provide compensation that is competitive and reasonable in order to attract and retain the talent needed to successfully manage and build our businesses. Total compensation is targeted at the 50th percentile of companies of similar size in our industry, which allows compensation to remain competitive for the executives and cost-effective for the company.

➢

Payouts under the annual incentive award plan are based on both financial goals and individual business plan goals, and payouts under the performance share awards are based on relative performance goals (and payouts under both are capped at 150% of the target amount). This mix of goals ensures that multiple aspects of business success are considered in determining compensation.

➢	We have Stock Ownership Guidelines of five times base salary for the CEO and three times base salary for other executive officers.
➢

Our Claw-Back Policy applies to all officers in the event of any financial restatement if a lower payment would have been made to the officer under the annual incentive plan based upon the restated financial results, regardless of the cause of the restatement (whether or not due to fraud or the fault of the officer).

➢	Our Hedging Policy prohibits officers from entering into hedging transactions with respect to our stock.
➢	Our Pledging Policy prohibits officers from pledging our stock.

➢

All restricted stock awards have “double-trigger” vesting, meaning that in the event of a change-in-control, vesting of shares is accelerated only if the grantee is also terminated without cause or terminates employment with good reason.

➢	Dividends are not paid on unvested performance shares, unless and until such shares vest
➢	We do not have employment agreements with our officers
➢	We do not provide extra pension service credits to executives
➢	We do not provide tax gross-ups on any benefits or perquisites, and our Compensation Committee determined not to provide excise tax gross-ups in any new change-in-control agreements
➢	We provide minimal perquisites; in 2013, perquisites or personal benefits or payments not available to all employees were less than $10,000 for each named executive officer
➢	The Compensation Committee has an independent compensation consultant, Steven Hall & Partners (“SH&P”), who performs no other services for the company

Elements of Compensation

The table below summarizes the elements of our executive compensation program, which are described in more detail in the following sections.

Base Salary	Fixed amount of cash compensation.
Annual Incentive Awards	Annual cash incentive based on the achievement of quantitative corporate financial goals (80%) and qualitative individual business plan goals (20%).
Long-Term Incentive Awards	Restricted stock: 70% performance shares; 30% time-vested shares.
Performance-Based Restricted Stock (referred to throughout as “performance shares”)	Vests after three years based on total shareholder return compared to other companies in our industry. These awards will be forfeited if our performance is in the bottom quartile of our peers or upon voluntary departure from the company or termination with cause within this period.
Time-Vested Restricted Stock	Vests after three years if still employed at the company.
Pension Plan	Tax-qualified defined benefit pension plan available to all of our employees.
Supplemental Retirement Plan	Supplements retirement benefits not available under the tax-qualified plan.
Change-in-Control Agreements	Provide severance payments if there is a change in control and executive is terminated without cause or terminates employment with good reason (“double-trigger”).

Proportion of Performance-Based Pay

Our compensation program is structured so that a significant portion of each named executive officer’s direct compensation is variable and will be delivered only if earned based upon performance. The charts below show the amounts of compensation tied to company performance relative to other elements of direct compensation in 2013, based on target values of each element.

Pay Peer Group

The Compensation Committee reviews market data provided by its independent compensation consultant to help establish executive compensation levels, in order to provide compensation packages competitive with those of our peers. This market data includes compensation data and pay practices from both the company’s peer group identified below and broader compensation survey data. For 2013, the market data that the Compensation Committee reviewed included publicly disclosed compensation data from the following peer group (the “Pay Peer Group”), which was comprised of publicly-traded electric or electric and gas utility companies with revenues ranging between approximately one-half and two-times the company’s revenues:

Alliant Energy Corp.	Hawaiian Electric Industries Inc.	Pinnacle West Capital Corp.	SCANA Corp.
CMS Energy Corp.	NV Energy Inc.	PNM Resources, Inc.	Westar Energy, Inc.
Great Plains Energy Inc.	OGE Energy Corp.	Portland General Electric Co.	Wisconsin Energy Corp.

Performance Share Peer Group

We use a pre-established industry index to determine our relative performance for determining the payout of the performance shares granted as a part of our long-term incentive awards. The payout of those awards is based on our total shareholder return compared to the companies listed in the Dow Jones Conventional Electricity and Multiutility subsectors of its Utilities index, referred to throughout this proxy statement as the Dow Jones Electricity and Multiutility Groups, which companies are listed on Appendix A to this proxy statement.

Compensation Review Process

After reviewing market data from its independent compensation consultant and other information described below, management developed total 2013 targeted compensation recommendations for each named executive officer (other than for the CEO, for whom management did not provide a recommendation), which were then submitted to the Committee for consideration. These recommendations were based on a review and assessment of the following:

➢	Proxy data from the companies in our Pay Peer Group
➢	Survey data
➢	Factors previously identified by the Committee, such as individual performance, time in position, scope of responsibility and experience

Total compensation for each named executive officer is generally targeted at the median of the market data for similar positions, while also taking into consideration the factors noted above. How market data is used in determining levels of compensation is discussed in more detail with respect to each element of compensation below.

The Compensation Committee annually reviews a tally sheet for each named executive officer, which shows each element of compensation discussed above, the total compensation paid to each executive officer for the past three years, and percentage changes year over year with respect to each element. The tally sheets also show the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings, and the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. This information provides the Committee with a clear picture of (i) how its decisions with respect to one element of compensation affect the total compensation package, (ii) how current compensation relates to compensation in previous years, and (iii) the total amount executive officers would receive, including the value of equity awards, under various termination scenarios. The Committee also reviews the total value of each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to the median total compensation of individuals in similar positions as described above. Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers.

As part of this review, the Committee also considers internal pay equity, both in terms of the total compensation of each executive officer as compared to the CEO, and within the officer group as compared to each other, considering individual responsibilities and experience levels. The Committee believes the executive compensation program should be internally consistent and equitable in order for it to achieve the objectives as outlined in the “Executive Summary” of this CD&A.

Role of the Compensation Consultant

Pursuant to the Committee’s charter, it has authority and necessary funding to retain and terminate any compensation consultant, outside legal counsel or other advisor as the Committee may deem appropriate in its sole discretion, after considering all factors relevant to the advisor's independence, including the factors specified by applicable New York Stock Exchange listing standards. The Compensation Committee has sole authority and is directly responsible for approving the advisor’s fees and other retention terms and for overseeing the work of the advisor.

The Committee used Steven Hall & Partners (“SH&P”) as its independent compensation consultant for 2013. SH&P did not provide any other services to the company in 2013 other than its services as the Committee’s independent compensation consultant, and SH&P did not receive any fees or compensation from the company other than the customary fees it received as the Committee’s independent compensation consultant. The Committee conducted an assessment of SH&P’s independence in accordance with New York Stock Exchange listing standards and confirmed that SH&P’s work for the Committee did not raise any conflicts of interest.

SH&P provides research, data analyses, survey information and design expertise to assist the Committee in developing compensation programs for executives. In addition, SH&P provides the Committee with information regarding regulatory developments and market trends related to executive compensation and governance practices. A representative of SH&P generally attends meetings of the Compensation Committee, is available to participate in executive sessions and communicates directly with the Compensation Committee.

Discussion and Analysis of Each Element of Compensation

Base Salary

Summary

The Compensation Committee considers potential adjustments to each named executive officer’s base salary on an annual basis. This process begins with setting a salary mid-point for each officer grade based on market data as described under “Compensation Review Process” above. The Committee then considers base salary adjustments for the executive officers, taking into account written evaluations of each named executive officer’s individual performance and responsibilities, and the market data described above, and in particular the median salary for similar positions using that market data. The Committee believes that reviewing salary levels, market data and performance evaluations allows it to consider appropriate variables, such as individual officer’s responsibilities and experience levels, and to tailor salaries accordingly, while remaining competitive with the marketplace.

2013 Changes

In early 2013, the Committee reviewed this information and took into consideration the relevant market data, the company’s financial results from 2012, and the individual considerations described above. The following table shows salary decisions for 2013 compared to 2012:

Name	2012 Salary ($)	2013 Salary ($)
John B. Ramil	750,000	765,000
Gordon L. Gillette	525,000	535,000
Sandra W. Callahan	450,000	460,000
Charles A. Attal III	355,000	366,000
Phil L. Barringer	300,000	320,000

Annual Incentive Awards

Summary

The annual incentive awards paid for 2013 were based on a target award percentage and the level of achievement of the performance goals established for each named executive officer at the beginning of 2013, as described below. TECO Energy officers’ goals were based on achievement of TECO Energy financial performance targets, while Mr. Gillette’s goals were based primarily on the performance of Tampa Electric Company, over which he has direct responsibility, with a smaller percentage tied to overall TECO Energy performance.

2013 Target Award Levels

At the beginning of the year, the Compensation Committee set a target award (defined as a percentage of base salary) for the CEO and recommended a target award percentage for each of the other named executive officers. Target awards, which were selected based on the market data described under “Compensation Review Process” above, were designed to provide a fully competitive total cash opportunity in line with the total target compensation amount determined for each executive officer. In setting the target award percentage, the Compensation Committee also considered the portion of compensation “at risk” and whether this portion was reflective of the level of that officer’s accountability for contributing to financial results and the degree of influence that officer would have over results and our success compared to other companies in our industry. The annual incentive target award percentages for the named executive officers for 2013 are shown below.

Name	2013 Annual Incentive Target Award (% of Salary)	2013 Annual Incentive Target Award Amount
John B. Ramil	100%	$765,000
Gordon L. Gillette	70%	$374,500
Sandra W. Callahan	65%	$299,000
Charles A. Attal III	60%	$219,600
Phil L. Barringer	55%	$176,000

2013 Performance Metrics, Targets and Results

Our annual incentive plan provides for financial and/or operational effectiveness goals to be set each year for the plan participants. The Board set threshold, target and maximum goals for the income goals and capital expenditure goals as shown in the table below. Threshold performance represents the minimum performance that warrants incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represents extraordinary performance measured against target (capped at 150% of the target award level for financial goals). The target income and capital expenditure goals described below were based on the relevant business plan income and capital expenditure targets, and the threshold and maximum goals were set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each operating business. These goals are designed to recognize exceptional performance for the year at above the 100% level, while only providing a payout when performance is better than the threshold.

The Committee has discretion to increase or decrease awards to better meet the plan's intent of relating rewards to management performance if it determines that the plan formula would unduly reward or penalize management. However, under the terms of the annual incentive plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers. Additionally, in no event can the total payout exceed 150% of the target.

Below are definitions for each of the goals used for the 2013 Annual Incentive Plan:

➢	Income Goals: income from continuing operations before charges and gains, calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”
➢

Capital Expenditure Goals: cash outflows for investing activities, which is equal to capital expenditures and disbursements for the year, less allowance for funds used during construction and proceeds from the sale of property and equipment

➢

Individual Business Plan Goals: individual goals for each officer designed to help the company achieve its overall business plan goals (each named executive officer’s individual goals are described on page 17)

The 2013 annual incentive goals and financial goal results are shown below.

	Relative Weightings		2013 Financial Performance Goals (millions)
Performance Measure	TECO Energy Officer %	Tampa Electric Co. President %	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)
TECO Energy Income Goal	60%	15%	$180.3	$204.8	$220.3
TECO Energy Cap Ex Goal	20%	5%	($572.2)	($507.6)-(532.8)	($468.2)
Tampa Electric Co. Income Goal	0%	45%	$202.1	$228.7	$240.8
Tampa Electric Co. Cap Ex Goal	0%	15%	($555.0)	($491.9)-(517.1)	($454.1)
Individual Business Plan Goals	20%	20%	Goals described below; Level of achievement can range from 0% to 200%

2013 Financial Goal Results

Performance Measure	Target (millions)	2013 Results[1] (millions)	Achievement Percentage
TECO Energy Income Goal	$204.8	$204.0	98%
TECO Energy Cap Ex Goal	($507.6)-(532.8)	$517.5	100%
Tampa Electric Company Income Goal	$228.7	$230.4	101%
Tampa Electric Co. Cap Ex Goal	($491.9)-(517.1)	$503.2	100%

(1)	The table entitled “2013 Reconciliation of GAAP net income from continuing operations to non-GAAP results” included in our Annual Report on Form 10-K for the year ended December 31, 2013 shows how the income goal results are reconciled to GAAP net income.

To set individual business plan goals, at the beginning of the year, working with the person he or she reported to, each executive officer identified individual goals that would help the company achieve its overall business plan goals. These individual goals were then reviewed by and discussed with the CEO, and then presented to the Compensation Committee for review and recommendation to the Board for approval. The CEO’s individual goals were reviewed by and discussed with the Chairman of the Board and then presented to the Compensation Committee for review and approval. The level of achievement of the individual business plan goals is a qualitative determination made by the Compensation Committee after reviewing a performance evaluation of each executive officer with respect to each specific goal, which are first reviewed by the CEO and then presented to the Compensation Committee for its evaluation. The Committee recommends individual performance achievement percentages for Board approval for the named executive officers after this evaluation. Individual performance for the CEO is based on the Compensation Committee’s qualitative assessment of his performance, which it makes after reviewing the recommendation of the Chairman.

Individual business plan goals and achievement percentages for the respective named executive officers are described below:

	2013 Individual Business Plan Goals	2013 Achievement %
John B. Ramil	Leadership of strategic growth initiatives; communications initiatives; customer and regulatory matters; community involvement initiatives; and human resources and IT strategic initiatives	145%
Gordon L. Gillette	Leadership of business plan execution and utility-related initiatives; growth strategies; customer relations and communications initiatives, reliability and safety; community involvement initiatives; and human resources and IT strategic initiatives	136%
Sandra W. Callahan	Financial leadership in growth and regulatory matters; financial community communications; community involvement initiatives; finance-related human resources and IT strategies and initiatives	144%
Charles A. Attal III	Cost-effective legal services supporting significant transactions, litigation, and integration of acquired entities; policy strategies; human resources strategies and initiatives related to the legal services group	140%
Phil L. Barringer	Leadership in supporting growth and regulatory initiatives; identified business processes and corporate services initiatives; customer communications and community involvement initiatives; human resources and IT strategic initiatives	140%

2013 Annual Incentive Plan Payouts

The 2013 awards to the executive officers under the annual incentive program, which are shown in the table below, were based on the achievement of the corporate financial goals and the individual business plan goals described above. The Committee did not make any adjustments to the 2013 awards calculated pursuant to the plan’s formula, except that the Tampa Electric Company Income Goal results were reduced by $700,000 to neutralize the impact of intercompany charges between Tampa Electric and TECO Energy for expenses relating to the pending acquisition of New Mexico Gas Company described above. The total amounts awarded under the 2013 annual incentive program are also shown under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 21.

2013 Annual Incentive Award Payouts

Name	2013 Annual Incentive Target Award Amount	2013 Annual Incentive Award Paid	2013 Award as Percentage of Target Award
John B. Ramil	$765,000	$825,710	108%
Gordon L. Gillette	$374,500	$412,356	110%
Sandra W. Callahan	$299,000	$321,981	108%
Charles A. Attal III	$219,600	$234,996	107%
Phil L. Barringer	$176,000	$188,515	107%

Long-Term Incentive Awards

Mix of Types of Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2013 were in the form of 70% performance shares and 30% time-vested restricted stock. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to stock price and continued service.

The Committee does not grant stock options because it previously determined that performance shares and time-vested restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting such stock awards instead of stock options, fewer shares are used to deliver the same value to employees, resulting in less dilution to shareholders.

Performance Share Formula

The number of performance shares ultimately received by each executive is dependent upon the total shareholder return of our common stock over a three-year period relative to that of the median company of the companies listed in the Dow Jones Electricity and Multiutility Groups. These grants are designed to directly tie a portion of compensation to a long-term performance measure relative to other companies in our industry, while the three-year performance period also aids in the retention of our executives.

Total return is calculated by dividing (1) the sum of (a) the difference between the share price at the end and beginning of the three-year performance period, and (b) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting the stock. The table below shows the performance share payouts that correspond to our total shareholder return compared to the peer group described above. Payout is prorated for performance between the bottom quarter and top 10%.

Total Shareholder Return Relative to Peer Group	Performance Share Payout %
Bottom 25% of the Peer Group	0%
25th Percentile of the Peer Group	25%
Equal to the median of the Peer Group	100%
Top 10% of the Peer Group	150%

Equity Vesting Schedules

At the end of the three-year performance period described above, the performance results are calculated, and either (i) the performance shares are forfeited or (ii) the shares vest and, potentially, additional shares are granted. The time-vested restricted stock vests in a single installment three years from the date of grant. At the time of vesting of either the performance shares or time-vested restricted stock, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock.

If employment is terminated during the three-year period without cause by the company or through a normal retirement by the employee (as described below in “Pension Benefits – Supplemental Plan”), a prorated amount of shares would vest based on the amount of time employed during the three-year period, and in the case of the performance shares, based on the performance measurement at the time employment ended. (Beginning with the 2013 awards, the performance measurement would occur on the last business day of the quarter in which employment ended.) All shares are forfeited if employment is terminated for cause by the company or is terminated by the employee voluntarily (except for in the case of a normal retirement).

The agreements governing all outstanding time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares would only be accelerated following a change in control if the grantee is also terminated without cause or terminates employment with good reason. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.)

Determination of 2013 Long-Term Incentive Awards

Long-term incentive awards were granted at levels that provided each executive officer with total target compensation that was in line with the total targeted compensation amounts developed for each officer using the data and process described under “Compensation Review Process” above.

The Committee also considered the total number of shares subject to equity incentive grants in relation to the total number of our outstanding shares, and reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants.

Using this information, the Committee made equity incentive grants at a level designed to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

The 2013 target long-term equity incentive award opportunity for each named executive officer is shown below based on the grant date fair value of the shares on the date of grant (calculated under applicable accounting rules):

Name	Performance Shares (Target Amount)		Time-Based Restricted Stock		Total Target LTI Opportunity ($)
	# of shares	Grant Date Fair Value ($)	# of shares	Grant Date Fair Value ($)
John B. Ramil	106,299	1,792,786	45,557	810,003	2,602,789
Gordon L. Gillette	26,772	451,523	11,474	204,008	655,531
Sandra W. Callahan	24,606	414,992	10,546	187,508	602,500
Charles A. Attal III	17,717	298,806	7,593	135,004	433,810
Phil L. Barringer	15,748	265,598	6,749	119,997	385,595

Payment of Dividends

Dividends are not paid on unvested performance-based awards. (Dividends on such awards are accumulated and paid on the amount of the award that vests and are forfeited for any shares that do not vest.) Holders of time-vested restricted stock receive the same dividends as holders of other shares of our common stock.

Timing of Long-Term Incentive Awards

Prior to 2013, the Compensation Committee had a long-standing practice of making annual equity-incentive award grants on the date of our annual shareholders’ meeting. On selected occasions, it has granted equity incentives upon election of a new executive officer. Beginning in 2013, the Committee determined to make annual equity-incentive award grants at its first quarterly meeting of the year, the same time it makes other compensation adjustments, to better facilitate compensation decisions reflective of total compensation rather than individual elements. In all cases, the grant date has been the same day that the Committee approved the grant. Stock options have not been granted since 2006.

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Our named executive officers participate in a supplemental retirement plan that provides benefits at a level not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions.

Change-in-Control Agreements

We have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change in control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. Since 2010, new change-in-control agreements do not include an excise tax gross-up. The agreements for our named executive officers are discussed in greater detail under “Post-Termination Benefits.” The Committee periodically reviews the level of benefits in these agreements to ensure they remain reasonable, given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Minimal “Other Compensation”

In 2013, “Other Compensation” reported in the Summary Compensation Table on page 21 for each named executive officer was less than 1% of total compensation for the year. These amounts were for company matches to our defined contribution (401k) plan, a benefit that is available to all of our employees that contribute to the savings plan, and an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees.

Other Compensation-Related Policies

Share Ownership Guidelines

We have share ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. The guidelines require that they hold at least 50% of net, after-tax shares obtained through the vesting or exercise of long-term incentive awards until the share ownership guidelines are met. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines and determined that, as of December 31, 2013, all executive officers were in compliance.

Hedging and Pledging Policies

Our hedging policy prohibits hedging transactions such as zero-cost collars and forward sale contracts, which would allow the person to own the covered securities without the full risks and rewards of ownership, potentially causing that person’s objectives to diverge from that of our other shareholders. Our pledging policy (adopted in 2014) prohibits officers from pledging stock in our company.

Claw-Back Policy

Our claw-back policy applies to annual incentive awards in the case of any financial restatements if a lower payment would have been made to the officer based upon the restated financial results, regardless of the cause of the restatement (whether or not due to the fraud or fault of the officer). The policy applies to proceeds from stock and option sales if an officer engaged in an act of embezzlement, fraud or breach of fiduciary duty that contributed to the need to restate the company’s financials. The full text of the policy is included in the company’s Corporate Governance Guidelines available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

Compensation Program Risk Assessment

The Compensation Committee annually reviews the structure of the company’s compensation program in light of the key business risks as identified by the company’s enterprise-wide risk assessment conducted annually by management and reviewed with the Board. In its annual review, the Committee considered how the elements of the compensation program encourage or discourage certain risk-taking behaviors. Based on the Committee’s review of the compensation program in the context of the company’s risk assessment, the Compensation Committee determined that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of certain compensation to $1 million per year for the CEO and the other three highest paid named executive officers (other than the CFO) who were employed at year-end. However, if certain conditions are satisfied, “performance-based” compensation may be excluded from this limitation on deductibility. The performance-based restricted stock awards and outstanding stock options are intended to meet the definition of “performance-based” compensation in the Code. The 2014 annual incentive awards and grants of the time-based restricted stock covering this group of officers are also designed to meet this definition of performance-based compensation, if Proposals 4 and 5 are approved by shareholders, respectively. The Committee seeks to maintain the deductibility of compensation for the company; however, its primary objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the objectives of the compensation program described above, and compensation may be awarded that is not fully deductible if necessary to meet these objectives.

The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were employed by the company as of December 31, 2013.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [2] ($)		All Other Compen- sation [3]($)	Total ($)
John B. Ramil President and Chief Executive Officer	2013	765,000	2,602,789	825,710	669,711		10,051	4,873,261
	2012	750,000	2,819,504	631,074	1,798,908		9,312	6,008,798
	2011	750,000	2,393,395	549,900	1,370,374		9,132	5,072,801
Gordon L. Gillette President, Tampa Electric Company	2013	535,000	655,531	412,356	0	[4]	10,051	1,612,938
	2012	525,000	733,078	327,777	865,985		9,312	2,461,152
	2011	500,000	741,954	350,805	566,555		9,132	2,168,446
Sandra W. Callahan Senior Vice President – Finance and Accounting and Chief Financial Officer	2013	460,000	602,500	321,981	591,624		10,051	1,986,156
	2012	450,000	620,301	269,978	1,158,358		9,312	2,507,949
	2011	410,000	644,069	218,735	862,963		9,132	2,144,899
Charles A. Attal III Senior Vice President – General Counsel and Chief Legal Officer	2013	366,000	433,810	234,996	181,792		10,051	1,226,649
	2012	355,000	546,993	189,377	363,020		9,312	1,463,702
	2011	335,000	574,421	159,132	268,550		9,132	1,346,235
Phil L. Barringer Senior Vice President Corporate Services and Chief Human Resources Officer	2013	320,000	385,595	188,515	283,353		10,051	1,187,514

(1)	The amounts reported for stock awards reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the assumptions made in valuations of stock awards. As noted in the description of “Long-Term Incentive Awards” above, 70% of the value of stock awards are provided in the form of performance shares, which are shares of restricted stock that vest or are forfeited depending on the satisfaction of performance conditions based on the total return on our common stock over a three-year period. Therefore, depending on the company’s stock performance, up to 70% of the shares, the value of which are reported under “Stock Awards,” may ultimately be forfeited, or an additional 50% of those shares may be earned.
(2)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 24-25 for a description of our retirement plans. The changes in value attributable to the tax-qualified plan in 2013, 2012, and 2011, respectively, were: $(6,887), $140,248, and $102,342 for Mr. Ramil; $(25,441), $107,928, and $76,413 for Mr. Gillette; $30,302, $153,063, and $114,400 for Ms. Callahan; $20,160, $19,460, and $18,760 for Mr. Attal; and $10,501 in 2013 for Mr. Barringer. The balance in each case represents the change in value of the supplemental plan. The company does not maintain a non-qualified deferred compensation plan for employees.
(3)	The amounts reported in this column for 2013 include for each named executive officer $312 in premiums paid by us for supplemental life insurance and $9,739 of employer contributions under the TECO Energy Group Retirement Savings Plan.
(4)	Mr. Gillette’s pension value decreased by $102,163, due primarily to the impact of a higher discount rate than in the previous year.

Grants of Plan-Based Awards for the 2013 Fiscal Year

Name/Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1,2]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,3]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)	Grant Date Fair Value of Stock and Option Awards [5] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John B. Ramil
annual incentive plan	01/30/13	382,500	765,000	1,147,500
performance shares	01/30/13				26,575	106,299	159,449		1,792,786
time-vested restricted stock	01/30/13							45,557	810,003
Gordon L. Gillette
annual incentive plan	01/30/13	187,250	374,500	561,750
performance shares	01/30/13				6,693	26,772	40,158		451,523
time-vested restricted stock	01/30/13							11,474	204,008
Sandra W. Callahan
annual incentive plan	01/30/13	149,500	299,000	448,500
performance shares	01/30/13				6,152	24,606	36,909		414,992
time-vested restricted stock	01/30/13							10,546	187,508
Charles A. Attal III
annual incentive plan	01/30/13	109,800	219,600	329,400
performance shares	01/30/13				4,429	17,717	26,576		298,806
time-vested restricted stock	01/30/13							7,593	135,004
Phil L. Barringer
annual incentive plan	01/30/13	88,000	176,000	264,000
performance shares	01/30/13				3,937	15,748	23,622		265,598
time-vested restricted stock	01/30/13							6,749	119,997
(1)	The amount that was received in 2013 under the annual incentive plan is reported for each officer in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	See the descriptions in the CD&A regarding how the threshold, target and maximum awards are determined.
(3)	Amounts in these columns represent performance share grants made under our 2010 Equity Incentive Plan.
(4)	Amounts in this column represent time-vested restricted stock grants made under our 2010 Equity Incentive Plan.
(5)	Amounts in this column are based on the expected outcome as of the date of grant based on a relative total shareholder return model using a Monte-Carlo simulation, in accordance with FASB ASC Topic 718.

The amounts payable under the annual incentive plan are determined based on the achievement of certain corporate financial and individual qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2013 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards.”

Information regarding the formula used to determine the payout of the performance shares, equity vesting schedules and the payment of dividends is included in the CD&A under corresponding headings.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[1]		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
John B. Ramil
	55,500	16.2050	04/26/2015	3,900	[3]	67,236	91,503	[4]	1,577,512
	72,450	16.2950	04/25/2016	36,058	[5]	621,640	122,121	[6]	2,105,366
				48,108	[7]	829,382	106,299	[8]	1,832,595
				45,557	[9]	785,403
Gordon L. Gillette
	39,300	16.2050	04/26/2015	11,178	[5]	192,709	28,366	[4]	489,030
	40,000	16.2950	04/25/2016	12,508	[7]	215,638	31,752	[6]	547,404
				11,474	[9]	197,812	26,772	[8]	461,549
Sandra W. Callahan
	1,950	16.2050	04/26/2015	9,703	[5]	167,280	24,624	[4]	424,518
	4,433	16.2950	04/25/2016	10,584	[7]	182,468	26,867	[6]	463,187
				10,546	[9]	181,813	24,606	[8]	424,207
Charles A. Attal III
	8,100	16.2050	04/26/2015	8,654	[5]	149,195	21,961	[4]	378,608
	8,900	16.2950	04/25/2016	9,333	[7]	160,901	23,692	[6]	408,450
				7,593	[9]	130,903	17,717	[8]	305,441
Phil L. Barringer
	5,850	16.2050	04/26/2015	5,950	[5]	102,578	15,098	[4]	260,290
	6,650	16.2950	04/25/2016	6,735	[7]	116,111	17,097	[6]	294,752
				6,749	[9]	116,353	15,748	[8]	271,496
(1)	Shares shown under these columns are time-vested restricted shares that vest three years following the date of grant on the dates shown in footnotes 5, 7 and 9 below, or vest at normal retirement age, as shown in footnote 3, below.
(2)	Shares shown under these columns are the target amount of performance shares that vest only if certain performance criteria are met at the end of a three-year performance period; the performance periods for such shares end on the dates shown in footnotes 4, 6 and 8, below. The market value shown assumes that the shares are paid out at target and is based on the closing stock price on December 31, 2013. As described on page 12, based on the measurement of the performance criteria as of that date, all of these shares would be forfeited.
(3)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.
(4)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2014.
(5)	Vest in one installment on May 4, 2014, three years from the date of grant.
(6)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, March 31, 2015.
(7)	Vest in one installment on May 2, 2015, three years from the date of grant.
(8)	Vest upon the satisfaction of performance criteria following the end of the performance period for such shares, December 31, 2015.
(9)	Vest in one installment on January 29, 2016, three years from the date of grant.

Option Exercises and Stock Vested in the 2013 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)	Value Realized on Vesting [2] ($)
John B. Ramil	101,786	407,480	18,650	353,604
Gordon L. Gillette	0	0	9,850	186,756
Sandra W. Callahan	8,656	30,989	8,400	159,264
Charles A. Attal III	0	0	6,850	129,876
Phil L. Barringer	0	0	3,400	64,464

(1)	The shares acquired on vesting were time-vested restricted stock. (The performance shares due for vesting in 2013 were forfeited.)
(2)	The value realized on vesting is the market value of the underlying shares on the vesting date, computed based on the closing price of the stock on the day prior to vesting.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2013, the most recent pension plan measurement date for financial reporting purposes. The “qualified plan” refers to the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to our U.S. employees. The “supplemental plan” refers to the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan described in the CD&A under the section entitled “Retirement and Other Benefits.”

Name	Plan Name	Number of Years Credited Service [1] (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John B. Ramil	qualified plan supplemental plan	38	812,764 7,668,053	--
Gordon L. Gillette	qualified plan supplemental plan	33	518,963 3,463,867	--
Sandra W. Callahan	qualified plan supplemental plan	26	948,344 3,719,039	--
Charles A. Attal III	qualified plan supplemental plan	12	156,240 1,285,108	--
Phil L. Barringer	qualified plan supplemental plan	29	910,763 2,007,982	--
(1)	The number of years of credited service is the same for both plans, and is rounded to the nearest whole year.

Qualified Plan

Our employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits.

The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant.

The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at the earliest age at which retirement benefits are available without reduction for age, using the same assumptions the company used for pension plan measurement for 2013 financial statement reporting purposes with respect to the present value discount rate (5.118%), lump sum conversion rate (5%), and form of payment and mortality assumptions.

Supplemental Plan

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental plan is 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore, the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The plan was amended in 2007 to provide that the benefit formula for new participants is 2% times final average earnings times years of credited service, up to a maximum of 30 years; however, all of our named executive officers became participants in the plan prior to that change.

The earnings covered by the qualified plan and supplemental plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 and two months for Mr. Ramil, 64 for Mr. Gillette, 63 for Ms. Callahan, 63 and 10 months for Mr. Attal, and 63 for Mr. Barringer. A reduced amount of benefits may be received upon retirement any time after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum five years of service requirement would not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 41% and 90% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using the discount rate of 5.118% described above.

If the officer dies during employment before reaching normal retirement age, the officer’s benefits under the supplemental and qualified plan are payable to the surviving spouse in a reduced amount. This death benefit is equal to 50% of the benefit that would have been payable to the officer based on the officer’s service as if employment had continued until retirement age. The supplemental plan death benefit is payable in the form of a lump sum to the spouse minus benefits payable to the spouse under the qualified plan.

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets.

The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if there is a change in control or one is contemplated and

➢	employment is terminated by us without cause (as defined below) or
➢	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

➢	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive award,
➢

a cash payment equal to the actuarial equivalent of the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination,

➢	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

➢

for Messrs. Ramil, Gillette and Attal (whose executive officer change-in-control agreements were put in place before 2010), a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control; however, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

In 2010, the Compensation Committee determined to not provide excise tax gross-ups (described in the last bullet point above) in change-in-control agreements going forward. Accordingly, Ms. Callahan’s and Mr. Barringer’s change-in-control agreements (which were amended since that time) do not provide for an excise tax-gross up, but rather provide that benefits will be capped in those instances in which applying such cap would provide greater after-tax benefits.

For the purposes of the change-in-control agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. Termination of employment for “good reason” is defined as termination by the officer following the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, the company’s requiring the officer to be based more than 50 miles from current job location, the failure by the company to pay compensation within seven days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or the company’s attempt to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of our annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined above). The agreements define potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs. A “potential change in control” would occur if we entered into an agreement that would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions that would constitute a change in control, if any person acquired or disclosed a plan to acquire 9.9% or more of our outstanding common stock, or if the Board adopted a resolution to the effect that a potential change in control of the company has occurred.

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”). The agreements governing all outstanding time-vested restricted stock and performance share awards are “double-trigger” arrangements, such that vesting of the shares is only accelerated following a change in control, as defined above, if the grantee is also terminated without cause or terminates employment with good reason, also as defined above. (The payout of the performance shares under those circumstances would still be based on the applicable performance calculation.)

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. There are no agreements or arrangements with these officers for any termination scenarios not involving a change in control.

The amounts below are calculated as if such event had occurred on December 31, 2013, based on our closing stock price on that day of $17.24. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date.

The change-in-control agreements provide enhancements to the benefit formula of the retirement plans, as described above, and the retirement-related benefits shown below are the incremental amounts representing the enhanced benefit. The tax-qualified defined benefit plan and supplemental executive retirement plan are described in more detail under “Pension Benefits” above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section.

Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage.

Under the terms of our change-in-control agreements, as described in more detail above, under certain circumstances Messrs. Ramil, Gillette and Attal would be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. The amounts shown below are pre-tax; the officer would be responsible for paying income, excise, and any other applicable taxes on the amounts received.

Name	John B. Ramil	Gordon L. Gillette	Sandra W. Callahan	Charles A. Attal III	Phil L. Barringer
Cash Severance	$4,590,000	$2,728,500	$2,277,000	$1,756,800	$1,488,000
Accelerated Equity Vesting	4,234,230	1,176,427	1,019,411	882,429	636,995
Health Care Benefits	31,887	53,517	30,135	53,517	53,517
Retirement-Related Benefits	1,204,386	4,537,817	38,008	2,306,852	190,858
Excise Tax Gross-Up	3,681,541	1,840,062	0	1,481,743	0
Total	$13,742,044	$10,336,323	$3,364,554	$6,481,341	$2,369,370

Item 2 – Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2014 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year, if it determines that such a change would be in the best interests of the company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2014 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2014.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2013	2012
Audit fees	$1,528,000	$1,348,000
Audit-related fees	559,762	972,948
Tax fees
Tax compliance fees	0	33,697
Tax planning fees	11,865	8,020
All other fees	1,800	1,800
Total	$2,101,427	$2,364,465

Audit fees consist of fees for professional services performed for (i) the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, (ii) the related reviews of the financial statements included in our 10-Q filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements and (iv) reviews related to financings and SEC filings.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans, due diligence services pertaining to potential business acquisitions/dispositions, and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consist of tax compliance fees for tax return review and income tax provision review, and tax planning fees, including tax audit advice.

All other fees consist of fees for other work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee under the policy described below.

In the first half of 2013, we engaged Booz & Co., a consulting firm, to provide us with integration services in connection with our pending acquisition of New Mexico Gas Company. In October 2013, PricewaterhouseCoopers LLP entered into an agreement to acquire Booz & Co., and closing is expected to occur during the first half of 2014. Services provided by Booz & Co. after that closing will be considered to be provided by PricewaterhouseCoopers LLP and are expected to be included in the “other fees” disclosure in future proxy statements. In engaging PricewaterhouseCoopers LLP as the company’s independent auditor for 2014, the Audit Committee considered appropriate factors with respect to such services, including the size of the expected fees for such non-audit services (which are not expected to exceed the sum of the 2014 audit fees, audit-related fees and tax fees payable to PricewaterhouseCoopers LLP), the nature of the services to be provided, the nature of the pre-existing relationship with Booz & Co., and the required communications regarding independence of PricewaterhouseCoopers LLP to the Audit Committee.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

Each of the four members of the Audit Committee is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements and the company's internal controls over financial reporting, including Management’s Discussion and Analysis, for the year ended December 31, 2013;
2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Auditing Standard No. 16; and
3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence, and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Joseph P. Lacher (Chairman)

Evelyn V. Follit

Tom L. Rankin

Paul L. Whiting

Item 3 – Advisory Approval of the Company’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. We hold this vote annually, in accordance with the shareholder vote held at our 2011 annual meeting, at which 87% of the votes cast were in favor of an annual advisory vote (as opposed to holding the vote every two or three years), which was also the Board’s recommendation. We are therefore again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules.

At the 2013 annual meeting of stockholders, our shareholders were asked to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2013 annual meeting, and our shareholders overwhelmingly approved the proposal, with 94% of the votes cast in favor.

As discussed in greater detail in the Compensation Discussion & Analysis section of this proxy statement beginning on page 11, our executive compensation program is designed to enhance shareholder value by (a) providing incentives to management to create value consistent with the company’s business strategy and (b) linking the interests of our executives to the long-term interests of our shareholders. We align pay with performance through a variety of mechanisms, including annual incentives based on corporate financial goals, and performance shares, which are earned based on total shareholder return relative to peer companies over a three-year period. We have instituted strong corporate governance provisions as part of our executive compensation program, such as a claw-back policy designed to recoup incentive payments to any officer that were based on financial statements that are restated for any reason, a double-trigger requirement for acceleration of equity award vesting (meaning that equity awards do not vest upon a change-in-control unless the officer is also terminated without cause or terminates employment with good reason), stock ownership guidelines, and a prohibition on hedging and pledging company stock.

Please review the Compensation Discussion and Analysis beginning on page 11 and the accompanying tabular and other disclosures on executive compensation beginning on page 21, and cast a vote either to endorse or not endorse our executive compensation program. A vote “For” this proposal is an advisory vote approving the compensation of TECO Energy, Inc.’s named executive officers, including its compensation practices and principles and their implementation, as discussed and disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.

While this vote is not binding on the company, the Board and the Compensation Committee will take into consideration the outcome of this vote in determining future compensation arrangements.

The Board of Directors recommends a vote FOR the above proposal.

Item 4 – Approval of the material terms for payment of performance-based annual incentive compensation under the TECO Energy, Inc. Annual Incentive Plan, as required under Section 162(m) of the Internal Revenue Code

On January 29, 2014, the Board of Directors adopted, subject to shareholder approval of the material terms for payment of performance-based annual incentive compensation, the TECO Energy, Inc. Annual Incentive Plan (the “Plan”). The purpose of the Plan is to provide executive officers with annual incentive compensation that aligns the executives’ goals with important company performance goals while preserving full tax deductibility for the company of the incentive payments. Under Section 162(m) of the Internal Revenue Code (the “Code”), the company cannot take a federal income tax deduction for certain compensation paid in excess of $1 million to the chief executive officer and certain other executive officers (the “covered employees”). However, performance-based compensation is not counted against this limit if it is paid under a plan whose material terms for the payment of such compensation is approved by the shareholders and meets other requirements. The annual cash incentive awards paid to our top executives under the current annual incentive plan (described under “Compensation Discussion and Analysis”) have not previously qualified for this full tax deductibility. Shareholder approval of this proposal is being sought in order for annual incentive compensation paid to the company’s covered executive officers under the Plan, upon the achievement of performance goals under one or more of the approved performance measures, to constitute qualified performance-based compensation for purposes of Section 162(m) of the Code, which would enable the company to deduct such compensation for federal income tax purposes, provided the requirements of Section 162(m) are satisfied.

Shareholder approval of this proposal includes approval of (i) the performance measures that may be used under the Plan to establish performance goals as a condition to the payment of the performance-based compensation, (ii) the persons eligible to receive performance-based compensation under the Plan, and (iii) the maximum amount of performance-based compensation that may be paid under the Plan during a specified period to any eligible person.

Summary of the Material Terms of the Plan

Administration: For as long as the Plan is intended to satisfy the requirements of Section 162(m), it will be administered by the Compensation Committee consisting of not fewer than two members who are “outside directors” with the meaning of Section 162(m). As the Plan administrator, the Compensation Committee has the authority, in its sole discretion, to (i) grant awards, (ii) determine the persons to whom and the time or times at which awards will be granted, (iii) determine the terms, conditions, restrictions and performance criteria (including applicable performance goals) relating to any award, (iv) determine whether, to what extent, and under what circumstances an award may be settled, cancelled or forfeited, (v) construe and interpret the Plan and any award, (vi) prescribe, amend and rescind rules and regulations relating to the Plan, and (vii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Participation: Awards under the Plan may be granted to those employees of the company and its subsidiaries who are selected by the Compensation Committee, taking into account such factors as the Compensation Committee deems relevant in connection with accomplishing the purposes of the Plan. Currently, the Committee has selected the company’s seven executive officers to be eligible for participation under the Plan.

Performance Period: The length of any performance period under the Plan will be no longer than 12 months, unless otherwise determined by the Compensation Committee.

Performance Goals: The payment of awards under the Plan that are intended to comply with Section 162(m) of the Code will be based upon the attainment of one or more of the following performance goals (collectively, the “Performance Goals”): (i) return on assets, return on tangible assets, return on capital, cash return on assets or cash return on tangible assets; (ii) return on equity, return on tangible equity, cash return on equity or cash return on tangible equity; (iii) net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, capital expenditures, value created, operating margin or costs; (v) earnings per share (basic or diluted) or core earnings per share or growth (vi) book value per share, tangible book value per share or growth thereof; (vii) absolute or relative metrics of stock performance, dividends or total capital returned to shareholders; (viii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology or goals relating to acquisitions, divestitures, joint ventures and similar transactions or budget comparisons; and (ix) any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level.

Terms Related to the Performance Goals: Performance Goals not specified in the Plan may be used to the extent that an award is not intended to comply with Section 162(m) of the Code. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the company or affiliate thereof, or a division or strategic business unit of the company, or may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

Each of the Performance Goals will be determined in accordance with generally accepted accounting principles, and the Compensation Committee will have the authority to make equitable adjustments to, or exclusions from the calculation of, the Performance Goals in recognition of unusual or non-recurring events affecting the company or any affiliate thereof or the financial statements of the company or any affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, provided that the Compensation Committee's ability to make equitable adjustments to the Performance Goals applicable to any award intended to qualify as performance-based compensation under Section 162(m) will be governed by the terms of the Plan (as further described below).

Terms of Awards: The Compensation Committee will specify the Performance Goals applicable to each award no later than 90 days following the commencement of the applicable performance period. Following the end of a performance period, the Compensation Committee will determine and certify in writing whether, and to what extent, the applicable Performance Goals have been satisfied. The Compensation Committee may, in its sole discretion, reduce, but not increase, an amount of an award otherwise determined payable pursuant to the Plan, including by reference to goals contained in another incentive plan. The Compensation Committee may determine that awards under the Plan may be payable in whole or in part in shares of the company’s common stock, including restricted stock, issuable under the company’s 2010 Equity Incentive Plan, or its successor.

The Compensation Committee will have the authority under the Plan at the time of establishing a Performance Goal to determine to exclude the impact of certain specified events from the calculation of the Performance Goal, provided its ability to exclude the impact of specified events from the calculation of a Performance Goal applicable to any award intended to qualify as performance-based compensation under Section 162(m) will only be made to the extent permitted by Section 162(m).

No employee of the company or any of its subsidiaries or any other person will have any claim to be granted any award under the Plan. There is no obligation for uniformity of treatment among participants. The Plan does not constitute a contract of employment or confer upon any participant the right to continued employment by the company. A participant’s only interest under the Plan will be the right to receive a payment of cash pursuant to the terms of the applicable award and the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation, and no participant will have any rights that are greater than those of a general creditor of the company with respect to any payments not yet made pursuant to an award granted under the Plan.

The maximum amount of any award paid under the Plan for any year to any “covered employee” within the meaning of Section 162(m) is $5,000,000.

Federal Income Tax Consequences: Generally, a participant will recognize ordinary income equal to the amount of the award received under the Plan in the year of receipt. That income will be subject to applicable income and employment tax withholding by the company. If and to the extent that the Plan payments satisfy the requirements of Section 162(m) and otherwise satisfy the requirements for deductibility under federal income tax law, the company may deduct the amounts paid to participants under the Plan. Shareholder approval of this proposal is a condition to the company realizing a full Federal income tax deduction for performance-based awards under the Plan, if any, where the deduction would otherwise be restricted by Section 162(m). However, shareholder approval of this proposal is only one of several requirements under Section 162(m) that must be satisfied in order for amounts realized under the Plan to qualify for the performance-based compensation exemption under Section 162(m), and neither the submission nor approval of this proposal should be viewed as a guarantee that the company can deduct all compensation under the Plan. Nothing in this proposal precludes the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

New Plan Benefits: In January 2014, the Compensation Committee approved the participants, the performance goal under the Plan and the target award dollar value for the performance period of January 1, 2014 through December 31, 2014, subject to shareholder approval of this proposal. The following table sets forth the value of the annual incentive awards that may be paid in respect of the 2014 performance period to each of the named executive officers, based on a maximum payment of 150% of their target awards, all current executive officers as a group, and all current employees other than executive officers as a group, if the Plan is approved by the shareholders and the performance goal established under the Plan for 2014 is attained. The company’s non-management directors do not participate in the Plan.

Name and Position	Dollar Value
John B. Ramil, President and Chief Executive Officer	$1,177,500
Gordon L. Gillette, President, Tampa Electric Company	$573,300
Sandra W. Callahan, Senior Vice President – Finance and Accounting and Chief Financial Officer	$498,750
Charles A. Attal III, Senior Vice President – Chief Legal Officer and General Counsel	$342,000
Phil L. Barringer, Senior Vice President, Corporate Services and Chief Human Resources Officer	$273,900
All executive officers as a group (7 persons)	$3,413,100
Other company employees as a group	$0

Future participation under the Plan is at the discretion of the Compensation Committee. Moreover, future awards under the Plan for a given performance period are subject to the performance objectives and targets established by the Compensation Committee in accordance with the terms of the Plan. Accordingly, it is not possible to determine the actual amounts that will be paid to particular individuals in the future under the Plan.

Plan Document: The foregoing summary of the Plan is qualified by reference to the full text of the Plan attached as Appendix B to this proxy statement.

The Board of Directors recommends a vote FOR the above proposal.

Item 5 – Approval of the performance criteria under the company’s 2010 Equity Incentive Plan, as modified to be consistent with the performance criteria under the TECO Energy, Inc. Annual Incentive Plan, and as required under Section 162(m) of the Internal Revenue Code

The 2010 Equity Incentive Plan (the “EIP”) was adopted by the Board of Directors on February 3, 2010 and approved by the company’s shareholders on May 5, 2010. On January 29, 2013, the Board of Directors amended the EIP, subject to shareholder approval, to make the performance criteria provisions under the EIP consistent with the performance criteria provisions under the Annual Incentive Plan described under Proposal 4, above. Shareholders are being asked to approve the performance criteria under the EIP, as amended, for the tax purposes discussed below. Awards made in 2014 under the EIP, as amended, were made subject to shareholder approval of the amendment and will therefore be null and void if the amendment is not approved. The EIP is, and will continue to be, administered by a committee (the “Committee”) of not less than three independent, non-employee members of the Board of Directors, currently the Compensation Committee.

Performance Goals

The EIP was designed to allow for the granting of various equity awards, including “performance-based” awards, as such term is defined in Section 162(m) of the Code, which are eligible for more favorable tax treatment for the company. Compensation that is “performance-based” as defined in Section 162(m) of the Code is eligible for a tax deduction, as opposed to compensation that does not meet this definition that is paid in any year to any covered employee; as described under Proposal 4, above, the United States tax laws generally do not allow publicly-held companies to obtain tax deductions for such compensation of more than $1 million.

In the case of restricted stock, performance shares, performance-accelerated restricted stock, performance units, and other equity awards, Section 162(m) requires that the general business criteria of any performance goals that are established by a plan’s committee be approved and re-approved by shareholders no less frequently than every five years in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

The shareholders of the company previously approved the following list of business criteria upon which the Committee was permitted to establish performance goals for performance-based awards to be made under the Plan to covered employees: total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices.

Approval of the changes to the list of business criteria originally approved under the EIP and the related amendment of the EIP is being sought in order to make the business criteria consistent under both our Annual Incentive Plan and our Equity Incentive Plan. Accordingly, the

company is seeking approval of the following list of business criteria upon which the Committee is permitted to establish performance goals for performance-based awards (collectively, the “Performance Goals”): (i) return on assets, return on tangible assets, return on capital, cash return on assets or cash return on tangible assets; (ii) return on equity, return on tangible equity, cash return on equity or cash return on tangible equity; (iii) net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, capital expenditures, value created, operating margin or costs; (v) earnings per share (basic or diluted) or core earnings per share and growth; (vi) book value per share, tangible book value per share or growth thereof; (vii) absolute or relative metrics of stock performance, dividends or total capital returned to shareholders; (viii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology, or goals relating to acquisitions, divestitures, joint ventures and similar transactions or budget comparisons; and (ix) any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level. Performance Goals not specified in the EIP may be used to the extent that an award is not intended to comply with Section 162(m) of the Code.

The amendment of the EIP also provides that the Committee has the authority under the EIP at the time of establishing a Performance Goal to determine to exclude the impact of certain specified events from the calculation of the Performance Goal, provided its ability to exclude the impact of specified events from the calculation of a Performance Goal applicable to any award intended to qualify as performance-based compensation under Section 162(m) will be governed by Section 162(m) restrictions.

The company is seeking approval of the Committee’s right to develop performance goals based upon the above Performance Goals for future awards to covered employees. Under the EIP, performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the company generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

Shareholder approval of the Performance Goals is a condition to the company realizing a full Federal income tax deduction for performance-based awards under the EIP, if any, where the deduction would otherwise be restricted by Section 162(m) of the tax code. However, shareholder approval of the Performance Goals is only one of several requirements under Section 162(m) that must be satisfied in order for amounts realized under the EIP to qualify for the performance-based compensation exemption under Section 162(m), and neither the submission nor approval of this proposal should be viewed as a guarantee that the company can deduct all compensation under the EIP. Nothing in this proposal precludes the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Stock options and SARs granted under an equity compensation plan are performance-based compensation if (i) shareholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair market value of common stock on the date of grant. The Committee designed the EIP with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

Plan Document: A summary of other significant terms of the EIP is set forth as Appendix C to this proxy statement, and the EIP, as amended, is set forth as Appendix D to this proxy statement. The discussion of the EIP above and the summary set forth in Appendix C are intended to provide only a summary of the principal features of the EIP, and are in all respects qualified by, and subject to, the actual terms and provisions of the attached EIP.

Equity Compensation Plan Information

The following table summarizes information regarding outstanding grants and shares available under the company’s equity compensation plans as of December 31, 2013.

(thousands, except per share price)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Plan Category
Equity compensation plans/ arrangements approved by the stockholders
2010 Equity Incentive Plan	1,567	$15,62	2,725
Equity compensation plans/ arrangements not approved by the stockholders
None	–	–	–
Total	1,567	$15.62	2,725
(1)	The reported amount for the 2010 Equity Incentive Plan includes shares that have been awarded (but not issued) subject to performance-based vesting. Because of the nature of these awards, these shares have not been taken into account in calculating the weighted-average exercise price under column (b) of this table. (2) The reported amount for the 2010 Equity Incentive Plan includes shares that may be issued as restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, phantom stock, performance units, dividend equivalents and other forms of award available for grant under the plan.

The Board of Directors recommends a vote FOR the above proposal.

Item 6 – Shareholder Proposal

The City of Philadelphia Public Employees Retirement System (the "Fund"), which is the beneficial owner of more than $2,000 in shares of the company’s common stock, has advised us that it intends to submit the following proposal at the annual meeting. We are not responsible for the content of the shareholder proposal, which is included below exactly as it was submitted.

Resolved, that the shareholders of TECO Energy ("Company") hereby request that the Company provide a report, updated semiannually, disclosing the Company's:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.     The identity of the recipient as well as the amount paid to each; and

b.     The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website.

Supporting Statement

As long-term shareholders of TECO Energy, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court's Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, "[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages." Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

TECO Energy contributed at least $6.2 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) Meanwhile, our Company does not disclose a detailed policy on its corporate political spending or a comprehensive report on its direct and indirect expenditures.

Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company's money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies and industry peers, including Nobel Energy, ConocoPhillips, and Exelon that support political disclosure and accountability and present this information on their websites.

The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

TECO Energy believes it is in the best interest of our shareholders for us to be engaged in the political process on issues that impact the company. Our businesses are closely regulated and subject to legislation that can significantly impact our operations and ultimately our profitability. We believe that making prudent corporate political contributions, when in support of our business objectives, allows the company to be an effective participant in the political process and thus is in the best interests of our shareholders. The company is committed to complying with the law regarding the making and reporting of any such political contributions and expenditures, which includes reporting of all corporate lobbying-related activities and expenditures to appropriate state and federal agencies.

We have adopted and publicly disclosed a policy regarding the company’s political contributions because we understand that shareholders have an interest in knowing that we have effective procedures in place with respect to political expenditures and activities, including appropriate board oversight of such matters. The company operates under internal policies and procedures with respect to making corporate political contributions, which includes oversight by the Governance and Nominating Committee of our Board and the highest levels of management. These policies and procedures are designed to provide effective oversight of the company’s participation in the political process and thereby protect our shareholders’ ownership stake in the company, as discussed above. While we have operated under these policies and procedures for many years, in response to this proposal, and in acknowledgment of shareholders’ increasing interest in companies’ policies and procedures on this matter, we also adopted and disclosed a written policy on corporate political contributions that reflects these practices (the “policy statement”). The policy statement describes in more detail our policies and procedures with respect to making political contributions and expenditures, including oversight procedures and the titles of persons responsible for decision-making in this area. The policy statement is available in the Corporate Governance section of the Investor Relations page of our website, www.tecoenergy.com. As shown in the policy statement, the company does not currently plan to use corporate funds in support of so-called super–PACs or electioneering communication organizations, or otherwise use corporate funds to affect the outcome of federal elections, or at the state and local level, to contribute to political committees whose primary purpose is to enable a single candidate to accept contributions in excess of what the candidate could have accepted directly in his or her campaign under state law; in the event these plans change, any such expenditure must be approved by the CEO.

The company is committed to complying with all applicable laws regarding the making and reporting of any political contributions and expenditures. Corporate political contributions are subject to comprehensive regulation by federal, state, and local governments, including detailed disclosure requirements, which includes filing reports on corporate lobbying-related activities and expenditures to appropriate state and federal agencies. We are committed to compliance with all such applicable laws.

We believe that applying reporting requirements that go beyond those required under existing law, as the proponent is requesting, should only occur if applicable to all participants in the political process. It is our view that subjecting the company to additional requirements and associated expenses is not the best use of the company’s resources and could hinder our ability to pursue our business and strategic objectives. For example, the type of disclosure requested could lead to increased requests for contributions from the company from other such organizations with similar or opposing views. Additionally, such disclosure would make it easier for competitors and opponents to discern the company’s public policy and political strategies, which could have negative consequences for the company.

Given the disclosure of the company’s policy statement on corporate political participation, which provides shareholders with information on the company’s oversight mechanisms, and the other factors discussed above, the Board believes that adoption of this resolution is not in the best interest of shareholders.

The Board of Directors unanimously recommends a vote AGAINST the above proposal.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2014 by our directors and nominees, the named executive officers, and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 31, 2014; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.6%.

Name	Shares [1]		Name	Shares [1]
James L. Ferman, Jr.	80,101	[2]	William D. Rockford	38,913
Evelyn V. Follit	6,750		Paul L. Whiting	121,491	[7]
Sherrill W. Hudson	778,939		Gordon L. Gillette	340,763	[4]
Joseph P. Lacher	56,300	[3]	Sandra W. Callahan	164,838	[4]
Loretta A. Penn	32,000		Charles A. Attal III	146,601	[4]
John B. Ramil	752,064	[4,5]	Phil L. Barringer	120,541	[4]
Tom L. Rankin	728,306	[6]	All directors and executive officers as a group (15 persons)	3,538,736	[4,8]
(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans (all of which are currently exercisable): Ms. Penn, 10,000 shares; Messrs. Ferman and Rankin, 5,000 shares each; Mr. Hudson, 398,250 shares; Mr. Ramil, 127,950 shares; Mr. Gillette, 79,300 shares; Ms. Callahan, 6,383 shares; Mr. Attal, 17,000 shares, Mr. Barringer, 12,500 shares; and all directors and executive officers as a group, 683,833 shares. The amounts listed also include unvested restricted stock with respect to both directors and executive officers, and with respect to executive officers, unvested performance shares. Unvested restricted stock and performance shares cannot be transferred and are subject to forfeiture.
(2)	Includes 54,429 shares owned jointly by Mr. Ferman and his wife. Also includes 2,652 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.
(3)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.
(4)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 10,484 shares; Mr. Gillette, 13,647 shares; Ms. Callahan, 8,221 shares; Mr. Attal, 842 shares; Mr. Barringer, 7,438 shares; and all directors and executive officers as a group, 45,946 shares.
(5)	Includes 3,741 shares owned by Mr. Ramil’s son, as to which he disclaims any beneficial interest.
(6)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.
(7)	Includes 38,172 shares owned jointly by Mr. Whiting and other family members; also includes 5,453 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest.
(8)	Includes a total of 102,601 shares owned jointly. Also includes a total of 26,325 shares owned by family members, as to which beneficial interest is disclaimed.

Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2013.

Name and Address	Shares		Percent of Class
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	17,000,641	[1]	7.8%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	14,634,361	[2]	6.7%
Franklin Resources, Inc. (“Franklin”)
Charles B. Johnson
Rupert H. Johnson, Jr. Franklin Advisers, Inc.
One Franklin Parkway, San Mateo, CA 94403-1906	11,524,620	[3]	5.3%
TD Asset Management Inc. (“TDAM”)
TDAM USA Inc. Canada Trust Tower, BCE Place 161 Bay Street, 35th Floor, Toronto, Ontario, M5J2T2
Epoch Investment Partners 399 Park Avenue, New York, NY 10022	11,354,463	[4]	5.2%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 30, 2014, which reported that BlackRock, Inc. had sole investment power over these shares and sole voting power over 15,067,220 of these shares.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014, which reported that the Vanguard Group, Inc. has sole voting and investment power over 505,622 and 14,375,339 of such shares, respectively, and shared investment power over 259,022 of such shares, and that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), are the beneficial owners of 259,022 and 246,600 of such shares, respectively, as a result of VFTC serving as investment manager of collective trust accounts and VIA serving as investment manager of Australian investment offerings.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2014 which reported that Franklin’s investment management subsidiaries Franklin Advisers, Inc. and Fiduciary Trust Company International had sole investment power over 11,484,150 and 40,470 of these shares, respectively, and Franklin Advisers, Inc. and FTCI had sole voting power over 11,322,150 and 40,470 of these shares, respectively. Franklin and its principal shareholders, Charles B Johnson and Rupert H. Johnson disclaim beneficial ownership of any of these shares. Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed 5% of our outstanding common stock, unless otherwise approved in writing in advance by TECO.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2014 which reported that TDAM had sole voting and investment power over 398,587 of these shares, TDAM USA had sole voting and investment power over 23,500 of these shares, and Epoch Investment Partners had sole voting and investment power over 10,932,376 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2013 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements.

Other Information

Shareholder Proposals and Nominations for the 2015 Annual Shareholders’ Meeting

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2015 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 12, 2014. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, or for a director nomination to be considered at the annual meeting of shareholders in 2015, it must be received by us not later than December 31, 2014 and not before December 1, 2014. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., 702 N. Franklin Street, Tampa, Florida 33602.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Corporate Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail or internet, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $11,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO

Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge Financial Solutions, Inc. at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the proxies will vote the shares in their discretion.

Appendix A – Dow Jones Electricity and Multiutility Groups

Below are the companies included in the Dow Jones Electricity and Multiutility Groups as of December 31, 2013. As described on page 18 of this proxy statement, the payout of the performance shares is determined using data on the companies included in those groups as of the end of the applicable performance period.

AES Corp.

Allete Inc.

Alliant Energy Corp.

Ameren Corp.

American Electric Power Co. Inc.

Avista Corp.

Black Hills Corp.

Calpine Corp.

CenterPoint Energy Inc.

Cleco Corp.

CMS Energy Corp.

Consolidated Edison Inc.

Dominion Resources Inc.

DTE Energy Co.

Duke Energy Corp.

Dynegy Inc.

Edison International

El Paso Electric Co.

Entergy Corp.

Exelon Corp.

FirstEnergy Corp.

Great Plains Energy Inc.

Hawaiian Electric Industries Inc.

IDACORP, Inc.

Integrys Energy Group Inc.

ITC Holdings Corp.

NextEra Energy Inc.

Northeast Utilities

NorthWestern Corp.

NRG Energy Inc.

Pepco Holdings Inc.

PG&E Corp.

Pinnacle West Capital Corp.

PNM Resources, Inc.

Portland General Electric Co.

PPL Corp.

Public Service Enterprise Group

SCANA Corp.

Sempra Energy

Southern Co.

UIL Holdings Corp.

UniSource Energy Corp.

Vectren Corp.

Westar Energy, Inc.

Wisconsin Energy Corp.

XCel Energy, Inc.

Appendix B – Annual Incentive Plan

TECO ENERGY, INC. ANNUAL INCENTIVE PLAN

1.    Purpose.

The purpose of the TECO Energy, Inc. Annual Incentive Plan is to attract, retain and motivate highly qualified individuals; to enable the Company to provide such individuals annual incentive compensation related to achieving performance goals that align with corporate goals and strategy; and to recognize participants who have significantly contributed to the Company’s success. The Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA.

2.    Definitions.

The following terms, as used herein, shall have the following meanings:

(a)    "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b)    "Award" means an incentive compensation award, granted pursuant to the Plan, that is contingent upon the attainment of one or more Performance Goals with respect to a Performance Period.

(c)    "Base Salary" means a Participant's annual base salary as in effect on the date on which the applicable Performance Goals are established with respect to a Performance Period.

(d)    "Board" means the Board of Directors of the Company.

(e)    "Change in Control" means a Change in Control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a Change in Control will be deemed to have occurred if:

(1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

(2) the following individuals cease to constitute a majority of the number of directors then serving: individuals who on the date hereof constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(3) there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than (i) a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires 30% or more of the combined voting power of the Company's then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company's assets.

For each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award, resulting in the payment of such Award, only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred within the meaning of Section 409A of the Code.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of shares of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(f)    "Code" means the Internal Revenue Code of 1986, as amended, including the corresponding provisions of any succeeding law.

(g)    "Committee" means the Compensation Committee of the Board, which shall be comprised solely of two or more outside directors meeting the requirements of Section 162(m) of the Code to the extent the Plan is intended to satisfy the requirements of Section 162(m) of the Code.

(h)    "Company" means TECO Energy, Inc., a Florida corporation.

(i)    "Covered Award" means an Award (i) that will be paid to a Covered Employee, (ii) that the Committee expressly designates as performance-based compensation and intends to be fully deductible under Section 162(m) of the Code, and (iii) that will be paid following the shareholder approval required by Section 162(m)(4)(C)(ii) of the Code.

(j)    "Covered Employee" means an individual who is a "covered employee" within the meaning of Section 162(m)(3) of the Code.

(k)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(l)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m)    "Participant" means an employee of the Company or any Subsidiary who is, pursuant to Section 4 of the Plan, selected to participate herein.

(n)    "Performance Goals" means performance goals based on one or more of the following criteria: (i) return on assets, return on tangible assets, return on capital, cash return on assets, or cash return on tangible assets; (ii) return on equity, return on tangible equity, cash return on equity, or cash return on tangible equity; (iii) net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, capital expenditures, value created, operating margin, costs; (v) earnings per share (basic or diluted), or core earnings per share and growth (vi) book value per share, tangible book value per share or growth thereof; (vii) absolute or relative metrics of stock performance, dividends, and total capital returned to shareholders; (viii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; and (ix) any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level. Performance Goals not specified herein may be used to the extent that an Award is not intended to comply with Section 162(m) of the Code. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, and the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, provided that the Committee's ability to make equitable adjustments to the Performance Goals applicable to any Covered Awards shall be governed by Section 8(d).

(o)    "Performance Period" means, unless the Committee determines otherwise, a period of no longer than 12 months.

(p)    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(q)    "Plan" means the TECO Energy, Inc. Annual Incentive Plan, as amended from time to time.

(r)    "Subsidiary" means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

3.     Administration.

(a)    Administrator.     At the discretion of the Board, the Plan shall be administered either (i) by the Board or (ii) by the Committee. In the event the Board is the administrator of the Plan, references herein to the Committee shall be deemed to include the Board. The Plan shall be administered in accordance with the requirements of Section 162(m) of the Code to the extent necessary and desirable to maintain qualification of Covered Awards under the Plan under Section 162(m) of the Code and, to the extent applicable, Rule 16b-3 under the Exchange Act.

(b)    Powers and Authorities.    The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (i) grant Awards; (ii) determine the persons to whom and the time or times at which Awards shall be granted; (iii) determine all of the terms and conditions (including but not limited to the Performance Goals) relating to any Award; (iv) determine whether, to what extent, and under what circumstances an Award may be settled, cancelled or forfeited; (v) make adjustments in the Performance Goals; (vi) construe and interpret the Plan and any Award; (vii) prescribe, amend and rescind rules and regulations relating to the Plan; and (viii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)    Binding Effect.    All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

4.     Eligibility.

Awards may be granted to employees of the Company and its Subsidiaries. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.     Terms of Awards.

(a)    Determination of Performance Goals;    Notification. With respect to each Performance Period, the Committee shall specify the Performance Goals applicable to each Award no later than 90 days following the commencement of such Performance Period. At such time the Committee may also, if applicable, specify the threshold, target and maximum levels of performance applicable to the Performance Goals. Performance Goals need not be the same for each Participant. Awards for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant's Base Salary. Participants shall be notified of their Awards with respect to each Performance Period. Such notification shall include the Performance Goals with respect to the Award, the weight to be given to each such Performance Goal and, if applicable, the threshold, target and maximum levels of performance applicable to such Performance Goals.

(b)    Determination of Achievement of Performance Goals.    Prior to the payment of an amount under any Award, the Committee shall determine whether, and to what extent, the applicable Performance Goals have been satisfied. Notwithstanding the foregoing and the terms of Section 2(n), the Committee may, in its sole discretion, reduce an amount of an Award otherwise determined pursuant to the Plan.

(c)    Time and Form of Payment.    Unless the Committee determines otherwise, all payments in respect of Awards granted under the Plan shall be made in cash no later than the 15th day of the third month following the later to occur of (i) the end of the Company's fiscal year in which the relevant Performance Period ended and (ii) the end of the calendar year in which such Performance Period ended (the “Payment Deadline”). If the Committee so determines, Awards may be payable in whole or in part in shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), including restricted stock, issued under the TECO Energy, Inc. 2010 Equity Incentive Plan, or its successor, upon such terms and conditions as the Committee determines. Notwithstanding the foregoing, payment of Awards intended to comply with the "short-term deferral" exemption from Section 409A of the Code shall be made no later than the Payment Deadline.

(d)    Deferral of Payment.    The Committee shall have the authority to establish such procedures and programs that it deems appropriate to provide Participants with the ability to defer receipt of cash under Awards. If such a deferral procedure or program is adopted, the terms of such procedure or program shall be set forth in writing prior to its adoption and shall comply with Section 409A of the Code.

(e)    Repayment.    To the extent the Participant is or becomes subject to a “clawback” or recoupment policy that is adopted by the Company or pursuant to any law, rule or regulation (“Law”) which imposes mandatory recoupment under circumstances set forth in such policy or Law, any Award granted pursuant to the Plan or payment with respect thereto shall be subject to mandatory forfeiture and repayment by the Participant to the Company to the extent such “clawback” or recoupment policy or Law requires forfeiture or repayment of the Award.

6.     Change in Control.

If a Participant’s employment terminates following a Change in Control and in the year in which the Change in Control occurs, other than a termination for Cause or without Good Reason (as such terms are defined in the Change-in-Control Severance Agreement between the Company and the Participant) (i) any Award payable in accordance with Section 5(b) in respect of a completed Performance Period, but unpaid, shall be paid to the Participant upon such termination and (ii) with respect to the Performance Period then in effect, the Participant shall be entitled to receive an amount in cash equal to (A) such Participant's Award with respect to the entire Performance Period, assuming that the greater of (x) target levels of performance for the entire Performance Period or (y) actual levels of performance through the end of the calendar month immediately preceding the calendar month in which the Change in Control occurs and annualized for purposes of this calculation, had been met, multiplied by (B) a fraction, (x) the numerator of which is the number of days elapsed in such Performance Period as of the date on which the termination occurs and (y) the denominator of which is the total number of days in such Performance Period.

7.     Termination of Employment.

In the event that a Participant's employment with the Company and its Subsidiaries is terminated during a Performance Period (other than as described in Section 6 above), the Committee shall have the authority to determine whether the Participant is eligible to receive an Award for the Performance Period, provided that an Award shall be authorized only if the relevant performance goal(s) for the Performance Period is achieved. Any Award payable in accordance with Section 5(b) in respect of a completed Performance Period, but unpaid, shall be paid to such Participant in accordance with Section 5(c) or, to the extent payment of the Award has been deferred pursuant to Section 5(d), the Award shall be paid in full at the earliest such time as is provided under such deferral arrangement.

8. Special Rules for Covered Awards.

Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:

(a)    Pre-established Incentive Opportunity and Performance Goals.    The Performance Goals upon which a Covered Award is based or subject shall be established by the Committee in writing not later than 90 days after the commencement of the Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under Section 162(m) of the Code). The Committee shall not make Covered Awards based on Performance Goals not specifically provided under this Plan if it determines that use of such Performance Goals would cause a Covered Award to not be deductible under Section 162(m) of the Code.

(b)    Certification of Performance Goals.    Prior to the payment of a Covered Award, the Committee shall determine and certify in writing whether and to what extent the Performance Goals referred to in Section 8(a) have been satisfied for an applicable Performance Period.

(c)    Discretionary Reduction of Covered Award.    Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

(d)    Calculation of Performance Goals.    The Committee shall have the authority at the time of establishing a Performance Goal to determine to exclude the impact of certain specified events from the calculation of the Performance Goal. For example, the Committee could, at the time the Performance Goal is established, specify that the Performance Goal is to be calculated without regard to designated events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, such as (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in a Covered Award; provided, however, the Committee's ability to exclude the impact of specified events from the calculation of a Performance Goal applicable to any Covered Award shall only be made to the extent permitted by Section 162(m) of the Code.

(e)    Maximum Amount.    The maximum amount of any Covered Award to any Covered Employee with respect to a Performance Period, determined as of the time the Covered Award is paid, shall not exceed $5,000,000.

9.    General Provisions.

(a)    Compliance With Legal Requirements.    The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award, shall be subject to all applicable Federal and state laws, rules and regulations and to required approvals by any regulatory or governmental agency.

(b)    Nontransferability.    A Participant's rights and interests in and to payment of any Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditors’ processes.

(c)    Participant Rights.    No employee of the Company or any Subsidiary or any other person shall have any claim to be granted any Award under the Plan. There is no obligation for uniformity of treatment among Participants. Nothing in the Plan or in any Award granted pursuant hereto shall constitute a contract of employment or confer upon any Participant the right to continue in the employ of the Company in any position or at any level of compensation, to be entitled to any remuneration or benefits not set forth in the Plan or under such Award, or to interfere with or limit in any way the right of the Company to terminate such Participant's employment. The granting of one Award to an eligible employee shall not entitle such individual to any additional grants of Awards thereafter.

(d)    Withholding Taxes.    The Company or its Subsidiary shall have the right to withhold the amount of any taxes that the Company or such subsidiary may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(e)    Compliance with Section 162(m) of the Code.    Covered Awards are intended to qualify as performance-based compensation under Section 162(m) of the Code, and accordingly, to the maximum extent permitted by law, the Plan shall be interpreted and administered in accordance with such intention. To the extent any provision of the Plan or an Award or any action of the Committee or the Company as it relates to a Covered Award may result in the application of Section 162(m)(1) of the Code to compensation payable to a Covered Employee, if the Committee deems advisable, such provision or action shall be deemed null and void to the extent permitted by law.

(f)    Section 409A.    The Plan is intended to comply with the requirements of Section 409A of the Code, or an exception or exemption therefrom, and accordingly, to the maximum extent permitted by law, the Plan shall be interpreted and administered in accordance with such intention. Any payments described in the Plan that are due within the "short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. All payments to be made upon a termination of employment under this Agreement shall, to the extent required to avoid an accelerated or additional tax under Section 409A of the Code, be made only upon a "separation from service" within the meaning under Section 409A of the Code. In addition, to the extent required in order to avoid an accelerated or additional tax under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Participant’s separation from service shall instead be paid on the first business day after the date that is six months following Participant’s separation from service (or, if earlier, Participant’s death).

(g)    Amendment and Termination of the Plan.    The Plan may at any time be amended, modified, or terminated, as the Committee in its discretion determines. Such amendment, modification, or termination of the Plan shall not require the consent, ratification, or approval of any party, including any Participant. The Committee may amend the Performance Goals as well as any Award (including increasing, decreasing or eliminating any or all Awards) prior to the payment thereof to the extent it deems appropriate for any reason, including compliance with applicable securities laws. Notwithstanding the foregoing, to the extent the Committee has expressly designated an Award as a Covered Award, the Committee shall not have any authority to amend or modify the terms of any Covered Award in any manner that would impair its deductibility under Section 162(m) of the Code.

(h)    Unfunded Status of Awards.    A Participant's only interest under the Plan shall be the right to receive a payment pursuant to the terms of an applicable Award and the Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation, and no portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. With respect to any payments not yet made to a Participant pursuant to an Award, to the extent that a Participant acquires a right to receive a payment of cash under the Plan, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company, and no trust in favor of any Participant shall be implied.

(i)    Governing Law.    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Florida without giving effect to the conflict of laws principles thereof.

(j)    Effective Date.    The Plan shall take effect as of January 29, 2014, subject to approval of the material terms of the Plan by the requisite vote of the Company’s shareholders at the annual meeting of shareholders held in 2014, or any adjournment or postponement thereof.

Appendix C – Summary of Material Terms of 2010 Equity Incentive Plan, as amended (“EIP”)

Eligibility and Participation

The Compensation Committee (the “Committee”) may grant awards to any employee of the company or its affiliates who is capable of contributing significantly to the successful performance of the company. Only the Board of Directors may grant awards to any non-employee members of the Board of Directors, therefore, references in the description below to the Committee, insofar as they relate to awards to non-employee Directors, should be considered references to the Board. As of February 21, 2014, eight non-employee directors and approximately 254 officers and key employees were eligible to participate in the EIP.

Shares Subject to Awards

As of February 21, 2014, 1,970,965 shares were available for awards under the EIP. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the common stock. If any outstanding award expires or is terminated unexercised or is settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the EIP. The closing price of the common stock on the New York Stock Exchange on February 21, 2014 was $16.70 per share.

Description of Awards

The EIP provides for the following three basic types of awards:

Stock Grants. The Committee may make stock grants for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Committee may determine. Stock grants may include without limitation shares subject to forfeiture (”restricted stock”), grants conditioned upon attainment of performance criteria (“performance shares”), restricted stock where vesting accelerates upon attainment of performance criteria (“performance-accelerated restricted stock”) and outright stock grants (“bonus stock”). With respect to any stock grant, the Committee has full discretion to determine the number of shares subject to the grant and the terms and conditions of the grant, subject to the minimum vesting period and maximum grant restrictions in the EIP.

Stock Options. The Committee may grant options to purchase common stock. Stock options may include without limitation incentive stock options eligible for special tax treatment (“ISOs”), options not entitled to such tax treatment (“nonstatutory stock options”), options that become exercisable based on attainment of performance criteria (“performance-vested stock options”) and options where exercisability is accelerated upon attainment of performance criteria (“performance-accelerated stock options”). The Committee will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the common stock on the date of grant, and shall be subject to the vesting and exercise period restrictions in the EIP. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Committee, by delivery of a promissory note (in the case of non-executive officers) or shares of common stock owned by the participant valued at fair market value on the date of delivery, for consideration received by the company under a broker-assisted cashless exercise program, or such other lawful consideration as the Committee may determine.

Stock Equivalents. The Committee may make awards where the amount to be paid to the participant is based on the value of the common stock. Stock equivalents may include without limitation payments based on the full value of the common stock (“phantom stock”), payments based on the value of the common stock upon attainment of performance criteria (“performance units”), rights to receive payments based on dividends paid on the common stock (“dividend equivalents”) and stock appreciation rights (“SARs”) where the participant receives payment equal in value to the difference between the exercise price of the award and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the common stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The Committee also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award (subject to the vesting period and grant restrictions in the EIP) and whether payment values will be settled in whole or in part in cash or other property, including common stock.

Additional Information

Awards under the EIP may contain such terms and conditions not inconsistent with the EIP as the Committee in its discretion approves. The Committee has discretion to administer the EIP in the manner which it determines, from time to time, is in the best interest of the company. For example, the Committee will establish the terms of stock options, stock grants and stock equivalents and determine when, in the case of options and SARs, they may be exercised, subject to the vesting and exercise period restrictions set forth in the EIP described above. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement upon a change in control of the company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the EIP.

The maximum aggregate number of shares subject to stock options, SARs and other awards that may be granted under the EIP to a participant in any calendar year will not exceed 1,000,000 shares, subject to adjustment to reflect dividends, recapitalizations or other changes affecting the common stock. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period.

Amendment

The Board has authority to amend, suspend or terminate the EIP subject to any shareholder approval that the Board determines is necessary or advisable. Subject to Section 6(k) of the EIP which prohibits option repricing without shareholder approval, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such actions would not adversely affect the participant or are otherwise permitted by the terms of the EIP.

Federal Income Tax Consequences Relating to Stock Options

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the EIP. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the company for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”) then (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the company will be entitled to deduct such amount for federal income tax purposes. Any further gain realized will be taxed as a short-term or long-term capital gain and will not result in any deduction to the company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income will be realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the company will receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise will be treated as a short-term or long-term capital gain or loss and will not result in any deduction by the company.

Appendix D – 2010 Equity Incentive Plan, as Amended by Amendment No. 1

The TECO Energy, Inc. 2010 Equity Incentive Plan (the “EIP”) was originally adopted by the Company's Board of Directors on February 3, 2010 and by its shareholders on May 5, 2010. Amendment No. 1 thereto, which amended and restated Section 6(m) of the EIP, was adopted by the Board on January 29, 2014, subject to shareholder approval.

TECO ENERGY, INC. 2010 EQUITY INCENTIVE PLAN

1.    Purpose.

The purpose of the TECO Energy, Inc. 2010 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and non-employee directors of TECO Energy, Inc. (the “Company”) and its affiliates, to enable the Company to provide equity-based incentives relating to achieving long-range performance goals, and to enable participants to participate in the long-term growth of the Company, by the granting of awards (“Awards”) of, or based on, the Company’s common stock, $1.00 par value (the “Common Stock”). The Plan is an amendment and restatement of the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) and the Company’s 1997 Director Equity Plan (the “1997 Director Plan”). No provision of the Plan will affect the rights and privileges of holders of outstanding Awards under the 2004 Plan or the 1997 Director Plan.

2.    Administration.

The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the “Committee”). Each member of the Committee will be a “disinterested person” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Committee will select those persons to receive Awards under the Plan (“Participants”) and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, to interpret the provisions of the Plan and to remedy any ambiguities or inconsistencies. The Committee’s decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant. Notwithstanding the foregoing, only the Board (in lieu of the Committee) is authorized to grant Awards under the Plan to non-employee directors, and establish the terms and conditions applicable to such Awards. All references in this Plan to the Committee, insofar as they relate to Awards to non-employee directors, will be deemed references to the Board. The Board will be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to employees.

3.    Eligibility.

All employees capable of contributing significantly to the successful performance of the Company and directors of the Company who are not employees of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee), other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.    Stock Available for Awards.

(a)    Amount.    Subject to adjustment under Subsection 4(b), Awards may be made under the Plan for up to 4,000,000 shares of Common Stock. If any Award (including any Award under the 2004 Plan or 1997 Director Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, (the “Returned Shares”) will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b)    Adjustment.    In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

(c)    Limit on Individual Grants.    The maximum number of shares of Common Stock subject to Stock Options, SARs and other Awards intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m) of the Code) that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under Subsection 4(b). With respect to any performance-based Award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period (as defined in Subsection 6(m)).

5.    Types of Awards.

(a)    Stock Grants.    The Committee may make awards of shares of Common Stock (“Stock Grants”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, and for non-employee directors, the payment of retainer and meeting fees or other director compensation in stock (either on a mandatory basis or at the election of the director). Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

(b)    Stock Options.    The Committee may grant options (“Stock Options”) to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Options may include without limitation incentive stock options, nonstatutory stock options, performance-vested stock options and performance-accelerated stock options. No Stock Option may be granted under the Plan with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of the Stock Option. No Stock Option will be exercisable after the expiration of ten years from the date the Stock Option is granted. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, pursuant to any of the following methods: (i) by actual delivery or attestation of ownership of shares of Common Stock owned by the optionee, including Stock Grants, (ii) by retaining shares otherwise issuable pursuant to the Stock Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company in its sole discretion, or (iv) for such other lawful consideration as the Committee may determine.

(c)    Stock Equivalents.    The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Equivalents may include without limitation phantom stock, performance units, restricted stock units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6.    General Provisions Applicable to Awards.

(a)    Fair Market Value.    Fair market value means, in respect of any date on or as of which a determination thereof is being or to be made, the closing price of a share of the Common Stock reported on the New York Stock Exchange on the day prior to such date or, if the Common Stock was not traded on such date, on the preceding day on which sales of shares of the Common Stock were reported on the New York Stock Exchange, or the fair market value of a share of Common Stock as determined in good faith by the Committee or in the manner established by the Committee from time to time. The fair market value of any other property awarded to the Participant, or accepted by the Committee in connection with any exercise of an Award, will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

(b)    Transferability.    Except as otherwise provided in this Subsection 6(b), an Award (i) will not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s life only by the Participant or the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that incentive stock options may be transferable only to the extent permitted by the Code.

(c)    Documentation.    Each Award under the Plan will be evidenced by a writing delivered to the Participant in such form as the Committee shall from time to time establish, specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules.

(d)    Committee Discretion.    Each type of Award may be made alone, in addition to, or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(e)    Dividends and Cash Awards.    In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award; provided, however, that no dividends or dividend equivalents will be paid with respect to an Award that provides that the Participant’s right to receive shares of Common Stock pursuant to such Award is subject to the satisfaction of one or more Performance Goals, prior to the removal of the restrictions on transferability and forfeitability that apply to the corresponding Award following the satisfaction of the applicable Performance Goal(s).

(f)    Termination of Employment or Service.    The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant’s beneficiary will be the Participant’s estate.

(g)    Change in Control.    In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company; provided, however, that without limiting the discretion of the Committee set forth in this Subsection 6(g), no Award agreement shall provide any Participant the right or entitlement to accelerated vesting of an Award solely as a result of a Change in Control.

(h)    Withholding Taxes.    The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i)    Foreign Nationals.    Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j)    Amendment of Awards.    Except as provided in Subsection 6(k), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant, is required by applicable law, regulation, stock exchange rule or guideline, or is otherwise permitted by the terms of the Plan.

(k)    No Repricing of Stock Options or SARs.    Notwithstanding anything to the contrary in the Plan, the Company will not engage in any repricing (within the meaning of Section 303A.08 of the New York Stock Exchange’s Listed Company Manual) of Stock Options or SARs granted under this Plan (including those granted under the 2004 Plan or the 1997 Director Plan) without shareholder approval.

(l)    Minimum Vesting Requirements.    Each Stock Option and SAR granted under the Plan will vest in accordance with a schedule that does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Stock Grant and any full share value Stock Equivalent Award will vest in accordance with a schedule that does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements will not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of any Award in accordance with Subsection 6(g), (iii) establish a shorter vesting schedule for newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Subsection 6(m). The minimum vesting requirements contained in this Subsection do not apply to Awards granted to non-employee directors.

(m)    Code Section 162(m) and Section 409A Provisions.    If the Committee grants an Award to a Participant who is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of Section 162(m) of the Code), then the Committee may provide that such Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award will be subject to the satisfaction of one or more objective performance goals (“Performance Goals”) during a period of service of at least one year designated by the Committee as applicable to the Award (“Performance Period”). Such Performance Goals will be based on one or more of the following objective criteria established by the Committee prior to the beginning of such

Performance Period or within such period after the beginning of the Performance Period as will meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): return on assets, return on tangible assets, return on capital, cash return on assets, or cash return on tangible assets; return on equity, return on tangible equity, cash return on equity, or cash return on tangible equity; net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, earnings before interest, taxes and depreciation, earnings before interest, taxes, depreciation and amortization (EBITDA); cash flow, capital expenditures, value created, operating margin, costs; earnings per share (basic or diluted), or core earnings per share and growth; book value per share, tangible book value per share or growth thereof; absolute or relative metrics of stock performance, dividends, and total capital returned to shareholders; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, regulatory matters, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; and any combination of, or a specified increase in, any of the foregoing, and any of the foregoing goals may be measured at enterprise level or at business line or geographic level. Performance Goals not specified herein may be used to the extent that an Award is not intended to comply with Section 162(m) of the Code. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, and the Committee shall have the authority at the time of establishing a Performance Goal to determine to exclude the impact of certain specified events from the calculation of the Performance Goal. For example, the Committee could, at the time the Performance Goal is established, specify that the Performance Goal is to be calculated without regard to designated events affecting the Company or any affiliate thereof or the financial statements of the Company or any affiliate thereof, such as (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; (iv) any uninsured catastrophic losses or extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year; or (v) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal, provided that the Committee's ability to exclude the impact of specified events from the calculation of a Performance Goal applicable to any covered employee shall only be made to the extent permitted by Section 162(m).

Prior to the payment of any Award subject to this Subsection 6(m), the Committee will certify in writing (which writing may include resolutions duly adopted by the Committee or approved minutes of a meeting of the Committee) that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of the Performance Goals by a covered employee, the Committee will have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee will have the power to impose such other restrictions on Awards subject to this Subsection 6(m) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. To the extent that any Award constitutes a “nonqualified deferred compensation plan” as defined in Section 409A of the Code, such Award shall comply with the requirements of Section 409A of the Code.

7.    Miscellaneous.

(a)    No Right To Employment or to Continue as Director.    No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment, to limit the right of the Company to discharge any employee at any time, or will be deemed to constitute an agreement or understanding that the Company will retain a director for any period of time or at any particular rate of compensation.

(b)    No Rights As Shareholder.    Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c)    Forfeiture Events.    The Committee may specify in an Award that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of service or cause or any act by a Participant, whether before or after termination of service, that would constitute cause for termination of service.

If the Company is required to prepare a restatement of its financial statements, any officer that engaged in an act of embezzlement, fraud, or breach of fiduciary duty, that contributed to the obligation for the Company to restate its financial statements, will be required to repay proceeds from the sale of any Award or shares issued from the exercise or vesting of any Award, occurring during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated, in an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s financial statements.

(d)    Effective Date.    The Plan will be effective on May 5, 2010.

(e)    Amendment and Term of Plan.    The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable; provided, however, that in no event may the Board amend the Plan without the approval of the shareholders to: (i) increase the number of shares available for Awards under the Plan; (ii) increase any limitation set forth in the Plan on the number of shares of Common Stock that may be issued, or the aggregate value of Awards that may be made, issued, or received, in respect of any type of grant to all Participants during the term of the Plan or to any individual Participant during any specified period; (iii) reduce the minimum exercise price for Stock Options or SARs or the minimum vesting requirements identified in Section 6(l); (iv) change the Performance Goal criteria identified at Subsection 6(m) of the Plan; or (v) change the requirements for who is eligible to be a Participant. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s shareholders, the term of the Plan (“Term of Plan ”) will expire on May 5, 2020, and no further Awards will be made thereafter.

(f)    Governing Law.    The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.

Documentation Required for Admission to the Meeting and Driving Directions

For registered shareholders who received these proxy materials by mail, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting. For registered shareholders who received a Notice of Internet Availability of Proxy Materials by mail, please bring the Notice, which will be considered your admission ticket, with you to the meeting.

•

If your shares are held in street name (in the name of your broker, bank or other nominee), please bring to the meeting an account statement or letter from the record holder indicating that you beneficially owned the shares on February 21, 2014, the record date for voting. If you are a street name holder, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder that holds your shares.

•	Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission desk.
•	Photo identification is required for admission.

Below are directions to the TECO Energy, Inc. Annual Meeting of Shareholders, which will be held on April 30, 2014 at 11:00 a.m. at TECO Plaza, 702 N. Franklin Street, Tampa, Florida 33602.

Parking

William F. Poe Parking Garage
800 N. Ashley Dr. • Tampa, FL 33602

275
TO OCALA
Downtown Tampa East-West
EXIT 45A
4
TO ORLANDO
TO ST. PETERSBURG
EXIT 44
Ashley Dr./Scott St./Tampa St.
Downtown West - Ashley Drive
275
To Tampa St.
ASHLEY DRIVE
Straz Center for the Performing Arts
The Times bldg.
Library
W. F. Poe Parking Garage
TYLER ST.
CASS ST.
TAMPA ST.
Element Condos
Federal Courthouse
POLK ST.
TECO PLAZA
TAMPA THEATER
Skypoint Condos
ZACK ST.
ASHLEY DRIVE
FLORIDA AVE.
FRANKLIN ST.
TWIGGS ST.
MADISON AVE.
KENNEDY BLVD.
JACKSON ST.
KENNEDY BLVD.
HILLSBOROUGH RIVER
N
Walking route from Poe Parking Garage to TECO Plaza

Directions to **William F. Poe Parking Garage** and **TECO Plaza**:

- From Interstate 275 - coming from St. Petersburg: Take Tampa downtown exit # 44 - Ashley Dr./Scott St./Tampa St.
- From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando: Take Tampa downtown exit # 45A (Downtown Tampa East-West), then follow the directional sign: Downtown West – Ashley Drive.
- Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; stay on Ashley Drive, get in the right lane
- Go through two stoplights (Tyler Street and Cass Street).
- Turn right into the W. F. Poe Parking Garage and park.
- Once parked, cross Ashley Drive and Tampa Street at the light-controlled crosswalks to TECO Plaza.

P.O. Box 111 Tampa, FL 33601

TECO ENERGY, INC. 702 N. FRANKLIN STREET TAMPA, FL 33602	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66900-P48609-Z62532	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TECO ENERGY, INC.
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.6, “FOR” ITEMS 2, 3, 4 AND 5 AND “AGAINST” ITEM 6.

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain			For	Against	Abstain
	1.1 James L. Ferman, Jr.	☐	☐	☐	3.	Advisory approval of the company’s executive compensation.	☐	☐	☐
	1.2 Evelyn V. Follit	☐	☐	☐	4.	Approval of the material terms for payment of performance-based annual incentive compensation under the company’s Annual Incentive Plan.	☐	☐	☐
	1.3 John B. Ramil	☐	☐	☐
	1.4 Tom L. Rankin	☐	☐	☐	5.	Approval of performance criteria under the company’s 2010 Equity Incentive Plan, as amended.	☐	☐	☐
	1.5 William D. Rockford	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:
	1.6 Paul L. Whiting	☐	☐	☐	6.	Approval of the shareholder proposal requesting issuance of a political contributions report as described in the proxy statement.	☐	☐	☐

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2014.	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2014 Annual Meeting of Shareholders

Wednesday, April 30, 2014, 11:00 AM

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2014 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M66901-P48609-Z62532

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 30, 2014

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints each of John B. Ramil and Sherrill W. Hudson attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 30, 2014 at 11:00 AM, and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

Continued and to be signed on reverse side